                             AMENDED AND RESTATED


                             LEASE FOR COMBINATION


                  OFFICE/LABORATORY/LIGHT MANUFACTURING SPACE


                                      AT


                          EAGLEVIEW CORPORATE CENTER


                                    LOT 28


                    LANDLORD: EAGLEVIEW TECHNOLOGY PARTNERS


                  TENANT: 3-DIMENSIONAL PHARMACEUTICALS, INC.

                               TABLE OF CONTENTS

                                                                     Page

1.   LEASED SPACE AND PURPOSE.......................................   1
2.   TERM...........................................................   2
3.   RENT...........................................................   3
4.   ADDITIONAL.RENT................................................   6
5.   NEGATIVE COVENANTS OF TENANT; HAZARDOUS SUBSTANCES.............   7
6.   LATE PAYMENT...................................................  10
7.   CONSTRUCTION OF NEW SPACE......................................  10
8.   TENANT'S ALTERATIONS...........................................  16
9.   MECHANIC'S LIENS...............................................  17
10.  CONDITION OF LEASED SPACE......................................  17
11.  BUILDING SERVICES..............................................  17
12.  ASSIGNMENT AND SUBLETTING......................................  18
13.  ACCESS TO LEASED SPACE.........................................  19
14.  REPAIRS........................................................  19
15.  TERMINATION AND EXTENSION......................................  20
16.  INTENTIONALLY OMITTED..........................................  20
17.  INDEMNIMFICATION AND INSURANCE.................................  20
18.  FIRE OR OTHER CASUALTY.........................................  21
19.  CONDEMNATION...................................................  22
20.  ESTOPPEL CERTIFICATES..........................................  22
21.  DEFAULT........................................................  23
22.  REMEDIES.......................................................  24
23.  CONFESSION OF JUDGMENT.........................................  25
24.  WAIVER.........................................................  26
25.  QUIET ENJOYMENT................................................  26
26.  FORCE MAJEURE..................................................  26
27.  SUCCESSORS.....................................................  26
28.  LANDLORD'S LIABILITY...........................................  26

                               TABLE OF CONTENTS

                                  (continued)

                                                                     Page

29.  SUBORDINATION..................................................  27
30.  SUBSTITUTE SPACE...............................................  28
31.  RULES AND REGULATIONS..........................................  28
32.  GOVERNING LAW..................................................  28
33.  SEVERABILITY...................................................  28
34.  HOLDING OVER...................................................  28
35.  NOTICES........................................................  29
36.  BROKERS........................................................  29
37.  SIGNS..........................................................  30
38.  SECURITY DEPOSIT; SECURITY INTEREST............................  30
39.  USE OF INFORMATION IN ADVERTISING..............................  31
40.  CAPTIONS.......................................................  31
41.  ENTIRE AGREEMENT...............................................  31
42.  RIGHT OF FIRST REFUSAL.........................................  31
43.  OPTION TO CANCEL...............................................  32
44.  RIGHT OF FIRST REFUSAL TO PURCHASE THE BUILDING................  33
45.  COOPERATION OF TENANT..........................................  33

                          AMENDED AND RESTATED LEASE
                          --------------------------


     LEASE made this ____ day of __________________, 1997 between Eagleview TECHNOLOGY PARTNERS, a limited partnership, successor in interest to the Hankin Group ("Landlord"), with its office at 717 Constitution Drive, P.O. Box "562, Exton, PA 19341

                                      AND

     3-DIMENSIONAL PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"), with its office at 665 Stockton Drive, Suite 104, Exton, PA 19341

                                  BACKGROUND

     The Hankin Group, predecessor in interest to the Landlord, and Tenant entered into a Lease on April 28, 1994 for 15,861 square feet of space ("Original Space") in a building located on lot 28, 665 Stockton Drive in the center known as Eagleview Corporate Center, Route 100, Exton, Uwchlan Township, Chester County, Pennsylvania ("Original Lease").

     The Original Lease contemplated the possibility of the expansion of the Original Space. Tenant now desires to expand the Original Space and extend the term of the Original Lease among other desired amendments to the Original Lease.

     Landlord and Tenant now wish to amend and restate their respective rights, duties and obligations under the Original Lease in this Amended and Restated Lease. Accordingly, effective as of the date hereof, the Original Lease is hereby amended and restated in its entirety as follows:

1.   LEASED SPACE AND PURPOSE.

     (a) Landlord hereby rents to Tenant all that certain space within a building t (the "Original Building"), in the center known as Eagleview Corporate Center, ("Center") Route 100, Exton, Uwchlan Township, Chester County, Pennsylvania (the term "Center" as used herein shall not include residential areas), which Original Building is located on Lot 28, 665 Stockton Drive as more fully shown on the land development plan attached hereto as Exhibit "1A1", the space leased by Tenant consists of approximately fifteen thousand eight hundred sixty one (15,861) square feet, more or less, as depicted on the building plan attached hereto as Exhibit "IA2". plus a storage shed and enclosed area outside the Original Building as shown on Exhibits "lA3" and "lA4", and is referred to herein as the "Original Space". The Original Space includes all fixtures, improvements, additions and other property installed therein at any time during the term of this Lease, and by virtue of this Lease.

     (b) Landlord hereby further rents to Tenant all that certain space to be constructed in accordance with Section 7 below (the "New Building") as an addition to the Original Building and the Original Space, such additional space to be leased by Tenant to consist of all of the being co the New Building, being approximately Fourteen Thousand Five Hundred Fifty (14,550) square feet, more or less, as depicted on the prebuilding plan attached hereto as Exhibit "IA3", and is referred to herein as the "New Space". The New Space includes all fixtures, improvements, additions and other property installed therein at any time during the term of this Lease and by virtue of this Lease.

     (c) The New Space and the Original Space shall be individually and collectively as the "Leased Space." The Original Building and the New Building shall be individually and collectively known as the "Building". Tenant shall have the right to use, in common with others, the parking lot and other public portions of the Building and of the Center. The Leased Space shall be used and occupied as an office, laboratory and light manufacturing facility qualifying as high technology under the regulations adopted by the Pennsylvania Industrial Development Authority and for no other purpose.

2.   TERM.

     (a) The term of this Lease and Tenant's obligation to pay rent hereunder for the Original Space commences on the date of execution of this Lease, and for the New Space on the "Commencement Date" hereinafter defined, or on such earlier date determined in accordance with Section 2(c) below.:

     (b) The occupancy by Tenant of the New Space shall commence upon a date ("Commencement Date") which is the earlier of:

          (i)  the date when the New Space is ready for occupancy; or

          (ii) the date when Tenant shall commence conducting its business in the New Space.

     (c) The New Space shall be deemed ready for occupancy when (i) Landlord has substantially completed Landlord's Work (defined below); and (ii) a use and occupancy certificate is issued by Uwchlan Township authorizing lawful occupancy of the New Building and the New Space and a copy of such certificate is delivered to Tenant. In the event of any disagreement between Landlord and Tenant as to whether "substantial completion" has occurred, the same shall be resolved by the Architect. "Substantial completion" shall mean such completion as shall enable Tenant to reasonably and conveniently use and occupy the New Space for the conduct of its business. Substantial completion shall be deemed to have been achieved even though minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed the non-completion of which does not materially interfere with Tenant's use of the Lease Space for the conduct of its business therein. Tenant and Landlord shall execute a declaration of the Commencement Date upon the Commencement Date. Notwithstanding the fact that the Commencement Date may not yet have occurred as to the entire New Space, when, the "non-laboratory area" of the New Space as designated on Exhibit IA3 is ready for occupancy, Tenant shall be permitted to occupy the same on such date. or not Tenant takes occupancy, beginning on such date, Tenant shall pay, in addition to Original Minimum Annual Rent, a prorated portion for the "nonlaboratory area" of (1) the Minimum Annual Rent calculated in accordance with Section 3(c)(i); and (2) Additional Rent in accordance with Section 3(e), and shall be otherwise subject to all of the terms, conditions and other obligations of Tenant under this Lease as of such date, with the exception of obligations relating to the Minimum Annual

Rent and payments on account of Real Estate Taxes and Operating Expenses allocable to laboratory areas in the New Space to be deferred until the Commencement Date. Tenant and Landlord shall execute an interim declaration of possession upon substantial completion of the nonlaboratory areas.

     (d) Landlord shall substantially complete Landlord's Work within eight (8) months following Tenant's approval of the "Tenant Plans" (as hereinafter defined), provided that, if such approval occurs later than October 31, 1997, Landlord shall have a period of (1) one additional day for every day after October 31, 1997 that the approval has not been given to substantially complete Landlord's Work (such required date of substantial completion being hereinafter called the "Landlord's Work Completion Date"). The term ("Term") of this Lease shall end ten (10) years after the Commencement Date, provided, however, that if the Commencement Date is not the first day of a calendar month, the Term shall extend to the last day of the calendar month ten (10) years after the last day of the calendar month in which the Commencement Date occurs.

3.   RENT.

     (a)  Definitions.

          (i) "Tenant's Proportionate Share" means for the Original Building, 60.82% and for the New Building, 100%. If Landlord desires, it may combine Tenant's Proportionate Share for the entire Building, which shall be 74.85%.

          (ii) "Real Estate Taxes" shall mean all taxes and assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building and the land upon which the Building is situate, and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said Building or land to the extent that the same shall be in lieu of (and/or in lieu of an increase in) all or a portion of any of the aforesaid taxes or assessments upon or against the said Building and/or land, but shall not include any federal or state income tax (unless the same are imposed in lieu of any of the taxes against the Building and land described above, or in lieu of an increase in such taxes), or any franchise capital stock, estate or inheritance taxes.

          (iii) "Operating Expenses" shall mean that part of any and all expenses, without mark-up or premium, reasonably incurred by Landlord in connection with its ownership, and operation of the Building, and the land upon which the Building is situate (i.e., Lot 28), including, without limitation, insurance maintained on the Building which, in Landlord's judgment, shall be necessary, all direct labor costs, management fees, service contracts and supplies used in connection with the cleaning, operating, labor and maintenance of the Building, all repairs and decorating required to be performed by Landlord as provided for in this Lease (other than "Landlord's Work" as defined herein), common area maintenance and snow removal, building supplies, equipment, purchases and maintenance, all charges for the common areas of the Building for electricity and water, removal of trash, rubbish, garbage and refuse, the cost of operating or leasing an identification sign or signs for the Building, replacing of paving, curbs, walkways, directions or other signs, drainage, maintenance of fire sprinkling systems (if any), and the Building's pro rata share of such other expenses as Landlord may deem necessary and proper in connection with the operation and maintenance of the common areas of the Building and Center, excluding any costs which under generally accepted accounting principles are capital expenditures; provided, however, that Operating Expenses shall also include the annual amortization (over the anticipated useful life) of a capital improvement failing within any of the following categories: (i) a labor saving device or improvement which is intended to reduce or eliminate any other component of Operating Expenses; (ii) an installation or improvement required by reason of any law, ordinance or regulation, which requirement did not exist on the date of this Lease and is generally applicable to similar buildings; (iii) an installation or improvement which directly enhances safety of tenants in the Building or Center generally. Landlord shall have the right to bill Tenant directly for any items of Operating Expenses which can be attributed directly to Tenant's use only. The following shall be excluded from the term 'Operating Expenses": (i) expenses for repairs or other work occasioned by fire, windstorm or other insured casualty (excluding any deductible amounts) or caused by and chargeable to a particular tenant; (ii) expenses incurred in leasing or procuring new tenants (e.g., for lease commissions, advertising expenses and expenses of renovating space for new or existing tenants); (iii) legal expenses in enforcing the terms of any lease; (iv) interest and amortization payments on any mortgage or mortgages; (v) the cost of any item, whether purchased or leased, that would be considered a capital item or improvement under generally accepted accounting principles (except to the extent permitted above); and (vi) any charge or fee paid by, or for which Landlord is reimbursed by, any other tenant occupying the Building; (vii) Real Estate Taxes and (viii) any cost to remediate an environmental problem provided said problem was not caused by any act or omission of Tenant or any contractor, employee, agent, invitee or guest of Tenant.

     (b) From the date hereof until the Commencement Date, Tenant shall pay Landlord minimum annual rent ("Original Minimum Annual Rent") equal to the sum of $198,524.21 in monthly installments of $16,543.68 each.

     (c) Tenant shall pay Landlord minimum annual rent from and after the Commencement Date Annual Rent") equal to the applicable "Shell Rent" and "Amortized Fit Out-Rent Portion" as described below.

          (i) For the period from the Commencement Date until February 28, 2005 (the "Rent Adjustment Date"), the "Shell Rent" per annum shall be: (A) $114,654.00 being, the square footage of the New Space which for the purposes of this Lease, the parties agree shall be deemed to be 14,550 square feet, multiplied by $7.88, plus (B) $105,797.63, being the square footage of the Original Space which for the purposes of this Lease, the parties agree shall be deemed to be 15,861 square feet, multiplied by $6.6703, plus

          (ii) For the period from the Rent Adjustment Date through the end of the Term, the "Shell Rent" per annum shall be $239,638.68, being the square footage of the entire Leased Space, which for the purposes of this Lease, the parties agree shall be deemed to be 30,411 square feet, multiplied by $7.88.

          (iii) For the period from the Commencement Date until the Rent Adjustment Date, the "Amortized Fit-Out Rent Portion: shall mean $92,726.59 (representing the "Amortized Fit-Out Rent Portion" for the Original Space calculated pursuant to the Original Lease), plus the "New Space Amortized Fit-Out Rent Portion' as defined below.

     (iv) For the period from the Rent Adjustment Date through the end of the Term, the Amortized Fit-Out Rent Portion shall be the New Space Amortized Fit-Out Rent Portion as defined below

     (v) For the purposes of this Lease, and the calculation of Minimum Annual Rent, the following terms shall have the meanings as set forth below:

          (A) "Fit-Out Cost" shall mean the "Cost to Landlord" of performing the Fit-Out Work for the New Space.

          (B) "Cost to Landlord" shall mean the actual cost billed to Landlord by Eagleview Commercial Construction Company, Inc. (the "General Contractor") of supplying all labor and materials to perform the Fit-Out Work for the New Space, including all items as are included within the definition of "Cost of the Work" pursuant to Article 8 of the "American Institute for Architects AIA Document Al11 Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of the Work Plus a Fee," plus a fee of ten (10%) which shall be charged to Landlord by the General Contractor.

          (C)  "Fit-out Work" shall mean "Landlord's Work" (as defined in
Section 7 below) exclusive of site work, building shell construction, building shell architectural, site engineering and related work, within the portion of the New Space intended to be completely fit-out by Landlord prior to the Commencement Date, presently estimated at 14,550 square feet.

          (D) "New Space Amortized Fit-Out Rent Portion" shall mean a sum equal to the monthly payment necessary to repay one half of the Fit-Out Cost, with interest at ten (10%) percent per annum over a 120 month term in equal monthly installments, multiplied by twelve (12). The principal base upon which the Amortized Fit-Out Rent Portion shall be calculated is hereinafter called the "Amortization Base." Landlord and Tenant have established a preliminary budget for the Fit-Out Cost of $1,675,450.00, for 14,550 square feet of finished New Space. By way of illustration, if the actual Fit-Out Cost is $1,675,450.00, one-half the Fit-Out Cost would be $837,725.00, and the Amortized Fit-Out Rent Portion for the New Space would be $132,847.32 per year.

     (d) Minimum Annual Rent and Original Minimum Annual Rent shall be paid in equal monthly installments on the first day of each calendar month in advance. If the Commencement Date is not the first day of a calendar month, rent from the Commencement Date to the first day of the following month shall be apportioned at the Minimum Annual Rent rate (based on a 365-day year) and shall be paid, on or before the Commencement Date. All rent shall be payable, in advance, and without prior notice or demand, at the address of Landlord set forth in the heading of this Lease or at such other place, or to such other person as Landlord may from time to time direct by written notice to Tenant.

     (e) In addition, Tenant shall pay to Landlord as Additional Rent in equal monthly installments one twelfth (1/12) of Tenant's Proportionate Share of annual Real Estate Taxes and Operating Expenses, at the time of payment of each monthly installment of Minimum Annual Rent or Original Minimum Annual Rent, based upon the most recent costs of Operating Expenses and Real Estate Taxes available. For the period from the date hereof until the

Commencement Date such monthly installment shall be equal to: (i) $2.30, multiplied by the sum of 15,861 plus, ii) the square footage of the "non laboratory areas", only if the "non laboratory areas" of the New Space is ready for occupancy, (iii) divided by 12. For the period from the Commencement Date until the issuance of a statement pursuant to subsection 3(f) below, such monthly installment shall be equal to $2.30 multiplied by 30,41 1, divided by 12.

     (f) Within ninety (90) days of the expiration of each calendar year Landlord shall furnish Tenant with a written statement, certified by Landlord, of the actual Operating Expenses and Real Estate Taxes incurred for such year. Within thirty (30) days of the rendition of such statement, Tenant shall pay any amounts in excess of those collected pursuant to the payments on account of Real Estate Taxes and Operating Expenses pursuant to Section 3 (c) hereof, and Landlord shall refund to Tenant or credit against the next installments of rent due, any excess of the payments by Tenant under Section 3 (c) over the actual Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes. In the event the last year of the term of this Lease shall not be a full calendar year, then Tenant's obligation for Expenses and Real Estate Taxes attributable to such year shall be pro rated.

     (g) For each calendar year, Landlord shall make a reasonable estimate of the Operating Expenses and Real Estate Taxes and notify Tenant as to such estimate on or about December 15th of the preceding calendar year.

     (h) Within ninety (90) days after receipt of each statement, Tenant shall have the right to audit and contest Landlord's determination of Operating Expenses and Real Estate Taxes and to inspect Landlord's records with respect thereto during normal business hours upon at least ten (10) days advance written notice. If any such audit shall reveal a discrepancy in Landlord's determination of the Operating Expenses and/or Real Estate Taxes, Landlord and Tenant shall cooperate in good faith to resolve the discrepancy and mutually agree upon the amount of the actual Operating Expenses and Real Estate Taxes. In the event it is determined that Tenant has been charged more than its actual Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes, Landlord shall refund the excess payment to Tenant.

     (i) All sums due under this Article shall be appropriately apportioned and prorated for any portion of a Lease year, so that Tenant shall not be obligated to pay any Operating Expenses or Real Estate Taxes that accrue following the expiration or earlier termination of the Term of this Lease. In the event that this Lease shall expire or terminate at any time other than at the end of a calendar year, then within thirty (30) days after statements reflecting the actual Operating Expenses for the year in which such expiration or termination occurs are submitted by Landlord to Tenant (pro-rated on the basis of the number of calendar year days included within such partial Lease year divided by 365 days), either Landlord or Tenant shall pay to the other party the adjustment sum due. The provisions of this paragraph shall survive the expiration of this Lease.

4.   ADDITIONAL.RENT.

     Tenant shall pay to Landlord as "Additional Rent" (in addition to sums payable pursuant to sections 3 (c) and 3 (d) the following:

     (a)  Expenses Incurred by Landlord as a Result of Tenant's Default. Any and
          -------------------------------------------------------------
all damages, costs and expenses (including without limitation thereto reasonable attorney's fees) which Landlord may suffer or incur by reason of the occurrence of an Event of Default under this Lease, and any damage to the Building or the real estate of which the Building is a part caused by any act or omission of Tenant, together with interest to the date of payment (whether before or after entry of judgment and issuance of execution thereon) at a rate equal to five (5%) percent above the prime interest rate (or similar rate if the prime interest rate is no longer published) of First Union Bank, N.A. or its successor, in effect during the period said payment is due ("Default Rate").

     (b)  Use and Occupancy Taxes. All use and Occupancy taxes imposed by any
          -----------------------
governmental body allocable to Tenant's use and occupancy of the Leased Space.

     (c)  Utilities. All charges for beat, gas, water, electric, trash and
          ---------
sewage disposal for the Leased Space, whether billed directly by the providers of the same to Tenant, or by Landlord as the owner of the Building. Landlord shall cause electric, gas (if any), water and sewer to be separately sub-metered. Landlord shall bill Tenant for Landlord's sub-metered amount of Tenant's consumption of water and sewer.

5.   NEGATIVE COVENANTS OF TENANT; HAZARDOUS SUBSTANCES.

     (a)  Tenant will not:

          (i)    damage the Leased Space or any other part of the Building;

          (ii) except in the ordinary course of laboratory business and as permitted in accordance with all applicable laws, regulations and ordinances, bring into or permit to be kept in the Leased Space any dangerous, explosive or obnoxious substances;

          (iii) violate any of the terms and conditions of the Amended and Restated Declaration of Easements and Protective Covenants and Restrictions dated July 12, 1990, as supplemented and clarified by a certain Supplement and Clarification dated April 2, 1991, and as amended by: First Amendment to Amended and Restated Declaration of Easements and Protective Covenants and Restrictions dated August 26, 1991, Second Amendment to Amended and Restated Declaration of Easements and Protective Covenants and Restrictions For Eagleview Corporate Center dated July 15, 1993., Third Amendment to Amended and Restated Declaration of Easements and Protective Covenants and Restrictions For Eagleview Corporate Center dated December 2, 1993 Fourth Amendment to Amended and Restated Declaration of Easements and Protective Covenants and Restrictions dated May 15, 1997 and Fifth Amendment to Amended and Restated Declaration of Easements and Protective Covenants and Restrictions for Eagleview Corporate Center dated July 22, 1997. copies of which have been delivered to Tenant, and such further amendments thereto as may be adopted from time to time;

          (iv) conduct itself or permit its agents, servants, employees or invitees to conduct themselves in a manner that in Landlord's judgment reasonably exercised is unsafe;

          (v) manufacture any commodity or prepare or dispense any food or beverages in the Leased Space, except for consumption in Leased Space by Tenant, its employees or invitees;

          (vi) remove, attempt to remove or manifest any intention to remove Tenant's goods or property from the Space other than in the ordinary course of business;

          (vii) vacate or abandon the Lease Space, or permit the Leased Space to be empty or unoccupied for a period in excess of 15 consecutive days; or

          (viii) do or suffer to be done, any act, matter or thing objectionable to the fire insurance companies or Board of Underwriters whereby the fire insurance or any other now in force or hereafter to be placed on the Leased Space or the Building or Center shall become void or suspended, or whereby the same shall be rated as a more hazardous risk than at the Commencement Date. Tenant agrees to pay to Landlord as Additional Rent, any and all increases in premiums for insurance carried by Landlord on the Leased Space, or on the Building, caused in any way by the occupancy of Tenant; or

          (ix) use water in quantities beyond 3000 gallons per day, or dispose of effluent which requires pretreatment as a condition to being treated in accordance with regulations established by the Downingtown Area Regional Authority for its wastewater treatment plants, or violate any of the terms or conditions of the Industrial Waste Discharge Rider attached hereto and made part hereof . If Tenant's required water usage exceeds 3000 gallons- per day, Landlord shall not unreasonably withhold its consent to Tenant's request for greater usage; provided, however, that in such event, Tenant shall pay to Landlord (in addition to the metered charge for water and sewer service) a per gallon connection fee equal to the Tenant's required water usage in excess of 3000 gallons per day (the "Excess Capacity"), multiplied by the Landlord's calculation of the per gallon cost of designing, permitting, acquiring and constructing the waste treatment facilities which will treat Tenant's Excess Capacity. The per gallon cost shall be calculated by adding all costs incurred by Landlord in designing, permitting, acquiring and constructing the waste treatment facilities (including the value of land contributed by Landlord for the treatment plant at the per acre price as agreed among Landlord, Uwchlan Township and the Uwchlan Township Municipal Authority). In calculating any such fee, the calculation shall, to the extent possible, be based on the same factors and criteria as are applicable in calculation of reservation and tapping fees chargeable to developers or potential users (other than Landlord) of the waste treatment facilities pursuant to any agreements governing the same among Landlord, Uwchlan Township and the Uwchlan Township Municipal Authority.

     (b)  Tenant's Responsibility Regarding Hazardous Substances.
          ------------------------------------------------------

          (i) Hazardous Substances. The term "Hazardous Substances," as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychorinated biphenyls (PCB's), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

          (ii) Tenant's Restrictions. Tenant shall not cause or permit to occur:

               (A) Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Space or Center, or arising from Tenant's use or occupancy of the Leased Space, including, but not limited to, soil and ground water conditions; or

               (B) The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Space or Center, except as may be permitted by applicable laws, rules, ordinances and regulations, and then only in strict accordance with such laws, rules, ordinances and regulations.

        (iii)  Environmental Clean-Up.

               (A) Tenant shall, at Tenant's own expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances ("Laws").

               (B) Tenant shall, at Tenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the "Authorities") under the Laws.

               (C) Should any Authority demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Leased Space, or which arises at any time from Tenant's use or occupancy of the Leased Space, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such clean-up plans.

               (D) Tenant shall make available for Landlord's review all information regarding. the use, generation, storage, transportation, or disposal of Hazardous Substances that is reasonably requested by Landlord. If Tenant fails to fulfill any duty imposed under this subsection (iii) within a reasonable time, Landlord, upon written notice to Tenant, may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Leased Space and Tenant's use thereof, and for compliance therewith, and Tenant shall execute all necessary documents promptly upon Landlord's request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant's obligations under this Subsection (iii).

               (E)  Tenant's obligations and liabilities under this Subsection
(iii) shall survive the expiration of this Lease.

          (iv) Tenant's Indemnity.

               (A) Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the Center, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Leased Space, or which arises at any time from Tenant's use or occupancy of the Leased Space, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.

               (B)  Tenant's obligations and liabilities under this Subsection
(iv) shall survive the expiration f this Lease.

               (C) Tenant's indemnity obligation under clause (A) above shall not apply to Hazardous Substances present prior to the Commencement Date of the Original Lease and not brought into the Building by Tenant, its contractors and agents.

     (c) Attached to this Lease and made part hereof is a Rider regarding Industrial Waste Discharge within Eagleview Corporate Center.

6.   LATE PAYMENT.

     If any payment required by Tenant under any of the terms hereof shall not be paid by the date it is due, Tenant shall, upon demand, pay a late charge to Landlord equal to $.06 for each dollar so due and such late charge shall be deemed Additional Rent for purposes of this Lease.

7.   CONSTRUCTION OF NEW SPACE.

     (a)  Core and Shell Work. Landlord shall provide, at Landlord's cost and
          -------------------
expenses all labor, materials and expertise necessary for the construction of the New Building core and shell ("Core and Shell") as described in the core and shell plans and specifications to be developed by Landlord ("Core and Shell Plans"). All Core and Shell work shall be done (or caused to be done) in a good and workmanlike manner in conformity with the Core and Shell Plans and in compliance with all applicable laws, ordinances, regulations and codes. Landlord will make available the Core and Shell Plans for comment by Tenant as they are developed, but Tenant shall not have the right to approve the Core Shell and Plans, and it shall remain Landlord's responsibility to develop the Core and Shell Plans, and construct all Core and shall work in accordance with the preceding sentence.

     (b)  Landlord's Work. (i) Landlord shall provide all labor, materials and
          ---------------
expertise necessary for the improvement of the New Space ("the Landlord's Work), the pre layout and specification for which are set forth m Exhibits "lA3" and "lA4" attached hereto. Tenant agrees to furnish to Architect such information as is necessary to enable the Architect to complete the required architectural drawings and specifications for the Landlord's Work which shall, to the extent practicable, be consistent with the preliminary layout and specifications in Exhibits "1A3" and "1A4". Based upon the information delivered by Tenant, Landlord shall submit to Tenant schematic plans and outline specifications, together with a preliminary estimate of the cost of the Landlord's Work (the "Phase 1 PI"). Following approval of the Phase 1 Plans pursuant to subsection
(ii) below, Landlord shall submit to Tenant preliminary mechanical, electrical and plumbing plans, and a revised estimate of the cost of the Landlord's Work (the "Phase 2 Plans"). Following approval of the Phase 2 Plans pursuant to subsection (ii) below, Landlord shall submit to Tenant final, working construction drawings and a revised estimate of the cost of the Landlord's Work (the "Phase 3 Plans"). The Phase 1 Plans, Phase 2 Plans and Phase 3 Plans are hereinafter collectively called the "Phase Plans."

     (ii) Upon receipt of each of the Phase 1 Plans and Phase 2 Plans (collectively the "Preliminary Plans"), Tenant shall have 14 days to review the same, during which it shall either approve, in writing, the submitted Preliminary Plans or submit to Landlord changes and modifications thereto. If Tenant approves the submitted Preliminary Plans or fails to respond to Landlord within such 14-day period, such documents shall be deemed approved. If, however, Tenant proposes changes or modifications, the Architect shall revise the Preliminary Plans to reflect such changes and modifications and such revised Preliminary Plans shall be delivered to Tenant, together with a revised estimate of the cost of the Landlord's Work. Upon receipt of the Phase 3 Plans, Tenant shall have 7 days to review the same, during which period it shall either approve, in writing, the submitted Phase 3 Plans or submit to Landlord changes and modifications thereto. If Tenant approves the submitted Preliminary Plans or fails to respond to Landlord within such 7-day period, such documents shall be deemed approved. If, however, Tenant proposes changes or modifications, Landlord shall have the Phase 3 Plans revised to reflect such changes and modifications and such revised Phase 3 Plans shall be delivered to Tenant, together with a revised estimate of the cost of the Landlord's Work. Upon Tenant's approval, in writing, of the revised Phase 3 Plans (which approval shall be deemed given if Tenant fails to disapprove within five days after Tenant's receipt thereof), the revised Phase 3 Plans will be deemed approved. At all stages of the design and planning process, Landlord shall assist Tenant in coordinating any desired revisions and will provide Tenant with suggestions to facilitate potential cost savings. The Phase 3 Plans are referred to herein collectively as the "Tenant Plans."

    (iii) Tenant agrees that it will not withhold or delay approval of any of the Plans (or any revisions them") which am consistent with the prior phase of plans, or revisions requested by Tenant. Any and all fees and expenses charged by the Architect as a result of changes by Tenant in the scope of the Landlord's Work or the basis of design of the Landlord's Work are in addition to the Fit Out Cost and shall be paid by Tenant in addition to all other sums payable by Tenant pursuant to this Lease.

     (iv) Within 5 days after determination of the Tenant Plans, Landlord shall provide Tenant with a final determination of the cost of the T Landlord's Work, which amount, when approved in writing by Tenant, shall be deemed to be the Fit-Out Cost. Landlord and Tenant stipulate and agree that Tenant shall have no obligation to approve a Fit-Out Cost that is in excess of $1,675,450.00. AU cost estimates furnished by Landlord shall list the cost for each item or component of Landlord's Work in reasonable detail. Landlord shall bear the sole responsibility for insuring that the Tenant Plans conform to the Building Core and Shell. Landlord shall, in its own name, prepare and award all contracts ('Construction Contracts") with general contractors (unless Landlord shall serve as the general contractor) and subcontracts and other contracts as may be necessary to effectuate the Landlord's Work; provided that Landlord shall not execute (without Tenant's written approval) any Construction Contract that would cause the cost of the Landlord's Work to exceed the Fit-Out Cost. Landlord agrees that the cost of the Landlord's Work shall be equal to the actual cost paid under the Construction Contracts, without any further mark-up or price increase by Landlord. Tenant acknowledges that the General

Contractor is an affiliate of Landlord, and accordingly the cost to Landlord under the Construction Contract with such General Contractor shall include a mark-up of ten (10%) percent for profit.

     (c)  Landlord Requirements:
          ---------------------

          (i) Landlord shall cause the Landlord's Work to be done in a good and workmanlike manner in conformity with the Tenant Plans and the Construction Contracts and in compliance with all applicable laws, ordinances, regulations and codes. Landlord shall cause the Landlord's Work to be carried forward expeditiously and with adequate work forces so as to achieve Substantial Completion of the Landlord's Work on or before the Landlord's Work Completion Date. Landlord shall secure the building permit and all other permits and fees, licenses and inspections necessary for the proper execution and completion of the Landlord's Work, the cost of which shall be included in the Fit-Out Cost. Landlord shall comply with and give all notices required by laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the performance of the Landlord's Work. Landlord shall be responsible for initiating, maintaining and supervising reasonable safety precautions and programs in connection with the performance of the Landlord's Work. Landlord shall deliver possession of the Leased Space to Tenant in a broom-swept and fully serviceable fashion.

         (ii) Immediately prior to Occupancy Of the New Space by Tenant, Tenant and Landlord jointly shall inspect the New Space in order to determine and record its condition and to prepare a comprehensive list of items that have not been completed (or which have not been correctly or property completed) in conformity-with the Tenant Plans ("Punch List Items"). Thereafter, Landlord shall proceed promptly to complete and correct all Punch List Items. Failure to include an item on the punch list does not alter the responsibility of Landlord to complete construction of the New Space in accordance with the Tenant Plans.

        (iii) Landlord shall promptly correct the Landlord's Work rejected by Tenant because the same has not been executed in accordance with the Tenant Plans or because of defects in workmanship or materials. Landlord shall bear the costs of correcting such rejected Landlord's Work. If, within one year after the Commencement Date, any of the Landlord's Work is found to be not in accordance with the requirements of the Tenant Plans, Landlord shall correct it promptly after receipt of written notice from Tenant to do so. Landlord's obligation under this subsection shall survive Tenant's occupancy of the New Space upon Substantial Completion. Tenant shall give Landlord notice promptly after discovery of any condition requiring correction hereunder. If Landlord fails to correct the Landlord's Work within a reasonable time, Tenant shall provide Landlord with written notice and reasonable opportunity to cure the same, and if it is not so cured, Tenant may correct it, in which case Tenant may deduct the cost and expense of completing such work from the next due installments of Minimum Annual Rent. Notwithstanding anything contained herein to the contrary, neither Landlord nor the General Contractor shall be responsible to correct any alleged defects in Landlord's Work more than one (1) year following the Commencement Date (the "Warranty Period"), except for latent defects in existence prior to the Commencement Date, which could not, in the exercise of reasonable diligence, have been discovered by Tenant prior to the expiration of the Warranty Period. In the event Landlord or General Contractor receives an express warranty from any subcontractor or material supplier which extends beyond the Warranty Period, Landlord shall cooperate with Tenant in Tenant's efforts to enforce such warranties against the issuers thereof. With respect to Landlord's Work, Tenant acknowledges that the express warranties provided by this lease are in lieu of any other warranties, express 'or implied, applicable to the Landlord's Work, and Landlord and General Contractor DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Tenant agrees that its remedy for breach of any warranty relating to the Landlord's Work is limited to the cost of replacement or repair of the defect, AND TENANT HEREBY WAIVES ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

     (d)  Tenant Requirements and Rights.
          ------------------------------

          (i) Tenant shall designate a representative authorized to act on Tenant's behalf with respect to the Landlord's Work. Tenant shall examine documents submitted by Landlord and shall render decisions pertaining thereto promptly to avoid unreasonable delay in the progress of the Landlord's Work. Additionally, Tenant shall furnish information required of it as promptly and expeditiously as necessary for the orderly progress of the Landlord's Work. In this regard, Tenant shall endeavor to render such decisions and furnish such information within five (5) working days after Landlord's written request for the same is received by the Tenant representative.

          (ii) During the performance of the Landlord's Work, Tenant, its employees, agents and contractors, may enter upon the New Space- from time to time for the purpose of (A) observing and inspecting the execution and progress of the Landlord's Work, and (B) constructing and completing all work which Tenant requires for its use and occupancy of the New Space which is not part of the Landlord's Work, provided that all such work undertaken by Tenant shall be performed in a manner so as to avoid interference with the performance of the Landlord's Work.

     (e)  Changes in the Landlord's Work.
          ------------------------------

          (i) Changes in the Landlord's Work may be accomplished only by (A) a "Change Order" (defined below) or (B) an "Order for Minor Change" (defined below). A Change Order shall be based upon agreement between Landlord and Tenant; an Order for Minor Change may be issued by Landlord alone, subject to the right of Tenant to dispute the Order. Changes in the Landlord's Work shall be performed in conformity with the provisions of this Section 7(e), and the provisions in the Change Order or the Order for Minor Change. Landlord shall maintain at the Landlord's office, and make available for review by Tenant, a register of (I) all requests for changes to the Tenant Plans, (II) all such requests resulting in a Change Order, (III) all Orders for Minor Change.

          (ii) Tenant shall have the right to request changes in the Landlord's Work by making a written request to Landlord describing the requested change, provided that Landlord shall not be obliged to execute the requested change (unless the scope of same is such that, if requested by Landlord, the same would be a Minor Change in the Tenant Work as described in subparagraph 7(e)(iii)), unless a Change Order is issued with respect thereto. A "Change Order" is a written instrument. prepared by Landlord and signed by Landlord and Tenant stating their agreement upon all of the following: (A) a change in the Landlord's Work; (B) the extent of the adjustment in the Fit-out Cost; and (C) the extension of the Landlord's Work Completion Date, if necessary. The Landlord's Work Completion Date shall be extended by any delays in Landlord's Work occasioned by a request for a change initiated by Tenant or a Change Order. To the extent any net increase in the Fit Out Cost as a result of a Change Order would cause the Amortization Base to exceed $837,725.00., such amount shall be paid by Tenant to Landlord upon execution of the Change Order, and shall be part of the "Direct Payment Portion" (as defined below).

         (iii) Landlord shall have the authority to order Minor Changes in the Landlord's Work not involving any change in the Fit-Out Cost or extension of the Landlord's Work Completion Date and not inconsistent with the Tenant Plans (a "Minor Change"). Such Minor Changes in the Landlord's Work shall be effected by written Order for Minor Change issued by Landlord, which shall be binding on Tenant unless, within five (5) working days after the same is received by Tenant, Tenant notifies Landlord that it disputes the Order for Minor Change. In such event, the Order for Minor Change shall be treated as a request for a Change Order and shall become effective and binding on Landlord and Tenant only after mutual agreement of the parties as provided in this subsection 7(e).

     (f)  Payment of Fit-Out Cost
          -----------------------

          (i) The lesser of one half of the Fit-Out Cost or $837,725.00 is included within Minimum Annual Rent pursuant to Section 3 (b) above as the New Space Amortized Fit-Out Rent Portion. The remaining portion of the Fit-Out Cost (the "Direct Payment Portion") shall be paid by Tenant to Landlord as the Landlord's Work progresses as follows: Two Hundred Nine Thousand Four Hundred Thirty One and 25/100 ($209,431.25 ) Dollars ("Initial Payment") has been paid by Tenant to Landlord on account of the Direct Payment Portion at the time of the execution of this Lease. The balance of the Direct Payment Portion (presently estimated at $628,293.75) shall be paid by Tenant to Landlord as follows: As the Landlord's Work progresses, Landlord shall submit to Tenant, once every 30 days, an invoice for payment for such portion of the Landlord's Work which has been substantially completed or for materials delivered to the site. Such invoice shall be submitted on an AIA form 702/703 or other form reasonably acceptable to Tenant, and shall include such requisitions for payment, bills, charges and other supporting documentation as Tenant shall reasonably request. Tenant shall approve or reject such invoices within five (5) business days of receipt, or the same shall be deemed approved. Any rejection of an invoice shall state the reasons therefor with particularity, and Tenant shall state which sums reflected in the invoice Tenant objects to, and the portion which is not objected to by Tenant shall be disbursed in accordance with the provisions below. If Landlord and Tenant cannot agree on whether the Landlord's Work reflected in an invoice has been substantially completed in accordance with the Tenant Plans and the other requirements of this Lease, such dispute shall be decided by the Architect. Upon approval of an invoice, Tenant shall immediately, pay Landlord one-half of the Fit-Out Cost reflected in such invoice (or at such time as the total of all invoices equals or exceeds $1,675,450.00, the entire Fit Out Costs reflected in such invoice). Landlord covenants to pay the remaining portions of all invoices with its own funds (subject to its right of reimbursement through the Amortized Fit-Out Rent Portion described above). Landlord and Tenant agree that Tenant shall have no obligation to approve, and shall not be liable for the payment of, any invoice that would cause the Fit-Out Cost to exceed 1,675,450.00, unless such excess results from approved Tenant Plans or changes to the Tenant Plans requested by Tenant. Upon Substantial Completion of the Landlord's Work, the actual Fit-Out Cost will be calculated, and the lesser of $837,725.00 or one half of such Fit-Out Cost will be applied to calculate the Amortized Fit-Out Rent Portion under Section 3(c), and the balance shall be the Direct Payment Portion. If, for any reason (i.e., a Change Order), the cost of the Landlord's Work results in an increase in the initial determination of Fit-Out Cost under
Section 7(b), such excess amount, shall be allocated to the Direct Payment Portion, and shall be paid immediately to Landlord when such final cost is determined.

          (ii) To the extent reasonable, Landlord and Tenant will allocate to the Direct Payment Portion items of removable personal property and trade fixtures unique to Tenant's operation included within the Landlord's Work and Fit-Out Cost. Such item shall be identified in a list to be agreed upon by T Landlord and Tenant, and the items in such list which hall have an invoice cost to Landlord not in excess of $100,000.00 in the aggregate, are hereinafter called 'Trade Fixtures," and shall become the property of Tenant upon payment of the Direct Payment Portion, subject to the provisions in the following sentence and the rights of Landlord thereto elsewhere provided in this Lease. Notwithstanding the foregoing, Tenant shall not remove from the Leased Space, nor assign, sell, encumber, transfer or grant a security interest in the Trade Fixtures prior to the expiration of the originally scheduled Term of the Lease, without Landlord's prior written consent, and in the event of the termination of this Lease for any reason whatsoever after the Commencement Date, but prior to the originally scheduled expiration of the Term, title to and the right of possession of the Trade Fixtures shall vest in Landlord, free and clear of any right of Tenant or any other party thereto, and Tenant shall, if required by Landlord, execute a bill of sale or such other document of transfer as Landlord may require.

          (iii) Notwithstanding anything to the contrary contained herein, all labor, material and other costs and expenses arising from or relating to inconsistencies between the Tenant Plans and the Core and Shell Plans shall be the sole responsibility of Landlord, without recourse to or reimbursement from Tenant.

          (iv) Landlord shall keep accurate records of all costs, fees, disbursements and amounts incurred by it in the performance of the Landlord's Work and shall furnish Tenant on a monthly basis with true and correct statements of such costs. Tenant shall have the right to review and contest Landlord's determination of the cost of the Landlord's Work and to inspect Landlord's records with respect thereto during normal business hours upon three
(3) days prior written notice. If any such audit shall reveal a discrepancy in Landlord's determination of the cost of the Landlord's Work, an appropriate adjustment shall be made to the Fit-Out Cost.

     (g)  Delay Payment.
          -------------

          (i) If Landlord fails to substantially complete the Landlord's Work by the Landlord's Work Completion Date, for any reason other than a cause described in Section 26 below, then Landlord shall pay to Tenant (A) an amount, if any, equal to the occupancy costs incurred by Tenant for the period from the Landlord's Work Completion Date until the Commencement Date, in excess of the rent which would be payable by Tenant under this Lease but for the delay.

          (ii) A `Tenant Delay' is any delay resulting from (i) revisions to any of the Phase 1, Phase 2 or Phase 3 Plans by Tenant, (ii) the performance or nonperformance of any work or activity by Tenant or any of its employees, agents or separate contractors or consultants provided Landlord gives Tenant written notice of such delay as promptly as possible, but in any event within ten (10) days following any such delay), and (iii) changes in the Landlord's Work requested by Tenant as established by written Change Order signed by Landlord and Tenant. The Landlord's Work Completion Date shall be extended for a "reasonable" period of time in the event of a Tenant Delay. For the purpose of the preceding sentence, the term "reasonable' shall be mutually determined by Landlord and Tenant at the time of the event resulting in a Tenant Delay. Any delay arising from or relating to inconsistencies between the Tenant Plans and the Core and Shell Plans shall not constitute a Tenant Delay, unless Landlord notifies Tenant of such inconsistency at the time of delivery of the Tenant Plans to Tenant, and the same arises from a request by Tenant with respect to the Tenant Plans.

8.   TENANT'S ALTERATIONS.

     (a) During the term of this Lease, Tenant shall not make any alterations or additions to the Leased Space or the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All such work to be done or performed in or about the Building by Tenant shall be performed (i) at Tenant's sole cost and expense, (ii) in accordance with the plans and specifications prepared by and at the expense of Tenant and given to and, approved by Landlord, and (iii) in conformity with all applicable laws, codes and regulations. During the course of performance of said work, Tenant will carry or cause to be carried Comprehensive General Liability insurance, in the minimum limit of $1,000,000.00, naming Landlord as an additional insured. For the purpose of this Lease, "Minor Tenant Alterations" shall mean alterations or additions to the Leased Space and the Building which are not structural in nature, do not affect Building systems, do not involve partitioning, and the cost for labor, tools, materials (other dm specialized laboratory equipment), and supplies does not exceed $10,000.00. Tenant shall have the right to perform Minor Tenant Alterations, the plans and specifications for which are approved by Landlord pursuant to clause (iii) above, by contractors or Tenant's employees approved by Landlord. Tenant shall provide Landlord with as-built drawings of such Minor Tenant Alterations, and shall reimburse Landlord for the cost of review of the plans and specifications and inspection of the Minor Tenant Alterations at a rate not to exceed $60 per hour for personnel employed by Landlord or its affiliates. With respect to any alterations or additions to the Leased Space other than Minor Tenant Alterations, such work shall be performed at Tenant's cost by Landlord. Landlord shall provide Tenant with a fixed price bid to perform such work, and if Tenant is dissatisfied with such bid, Landlord shall provide an alternative bid on the basis of the cost of the work plus ten (10%) percent.

     (b) All alterations, interior decorations, improvements or additions made to the Leased Space by Tenant, except for movable furniture, equipment and trade fixtures, shall immediately become Landlord's property. At the expiration of the Term of this Lease, Tenant shall have the right to remove all movable furniture, equipment, and trade fixtures installed by Tenant in the Space ("Tenant's Property"), provided that Tenant repairs any damaged caused to the Leased Space by said removal, and provided that Tenant shall have no right to sell or dispose of any decorations, improvements or installed in the Space by Landlord without the express written consent of Landlord. All of Tenant's Property remaining on the Leased Space after the expiration of the Lease, or after any sooner remaining on termination, shall be deemed to be abandoned property and shall automatically, at Landlord's election, become the property of

Landlord. If Landlord shall notify Tenant to remove such property, Tenant shall do so at its cost and expense prior to the expiration of the Term of the Lease. If Tenant fails to do so, Tenant shall pay to Landlord the cost of disposal.

9.   MECHANIC'S LIENS.

     Prior to Tenant performing any construction or other work on or about the Leased Space for which a lien could be filed against the Leased Space or the Building, Tenant shall enter into a written waiver of liens agreement with the contractor who is to perform such work, and such written agreement shall be filed, in accordance with the Mechanics' Lien Law of the state where the Building is located prior to the commencement of such work. Notwithstanding the foregoing, if any mechanics' or other lien shall be filed against the Leased Space or the Building purporting to be for labor or material shed or to be furnished at the request of the Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within thirty (30) days after the filing thereof. If Tenant shall fail to cause such lien to be discharged by payment, bond or otherwise within such period, Landlord may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, and Tenant shall, upon demand, reimburse Landlord for all amounts paid and costs incurred, including attorneys' fees, in having such lien discharged of record.

10.  CONDITION OF LEASED SPACE.

     Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of Landlord with respect to the Leased Space or the Building or with respect to the suitability of either for the conduct of Tenant's business. The taking possession of the New Space by Tenant shall conclusively establish that the New Space and the New Building were at such time in satisfactory condition, order and repair as required by Section 2 hereof, subject to the provisions respecting latent defects and the punch list in Section 7 hereof. Tenant acknowledges that it presently occupies the Original Space and that it accepts the condition thereof.

11.  BUILDING SERVICES.

     Landlord shall provide maintenance to the common areas of the Building and the Center (including snow removal), and provision of a and dumpster removal service for normal office trash and rubbish, all as are commercially reasonable, provided Tenant has that this is a "triple net" and operating expenses, (except any of the foregoing that are the responsibility of Landlord under the terms of this Lease). Tenant shall have access to the Leased Space at all (i.e., 24 hours a day, 365 days a year) during the term of this Lease, but Landlord shall not be required to provide services beyond normal business hours. Landlord shall not be liable in damages or otherwise for temporary delay or failure in furnishing any services or facilities to be provided by Landlord under this Lease or any other agreement between Tenant and Landlord (or its agents) or implied by law. In no event shall such delay or failure regardless of cause, constitute an eviction, disturbance of Tenant's use and possession of the Leased Space, render Landlord liable to Tenant, authorize abatement of rent, relieve Tenant from performance of its obligations under this Lease, or result in a termination of this Lease.

12.  ASSIGNMENT AND SUBLETTING.

     (a) Tenant shall not, without the prior written consent of Landlord, assign or mortgage this Lease or any interest therein or sublet the Leased Space or any part thereof. For the purposes of this section, the sale or assignment of a controlling interest in the Tenant corporation shall be deemed an assignment, but the assignment to a parent or wholly-owned subsidiary of the Tenant shall be permitted, provided that such assignee assumes the obligations of Tenant and that such assignment shall not relieve Tenant of its obligations hereunder. With respect to any assignment or subletting, whether approved by Landlord or not, any money or other economic consideration received by Tenant as a result of such subletting or assignment (net of Tenant's costs and expenses), whether denominated as rent under the sublease or otherwise, which exceeds, in the aggregate, $22.94 per year multiplied by the square footage of the Leased Space which is the subject of the sublease or assignment, plus Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes, shall be payable to Landlord as Additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder.

     (b) Regardless of Landlord's consent, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignment or subletting of this Lease or amendments or modifications to this Lease with assigned of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this

     (c) Notwithstanding the foregoing limitations on assignment and subletting, Landlord shall consent to an assignment of this Lease to a lending institution which provides for Tenant of the Direct Payment Portion, if such institution's financial statement is reasonably judged by Landlord to be equal or superior to Tenant's as of the date of the assignment or subletting, and such institution agrees to assume and be bound by the provisions of this Lease.

13.  ACCESS TO LEASED SPACE.

     Landlord, its employees and agents shall be permitted to enter the Leased Space for the purpose of inspecting the same, showing the Leased Space to prospective purchasers, tenants and mortgagees, or for making necessary Building repairs, provided that (i) Landlord shall give Tenant at least 24 hours' prior written notice of such entry (except in case of an emergency), (ii) a representative of Tenant shall be present and supervise each such entry, and
(iii) Tenant shall be permitted to deny entry to any portions of the Leased Space containing confidential or proprietary information, specialized equipment or hazardous materials. Tenant shall designate an employee to receive alarm or emergency calls, and provide Landlord with a key to the Leased Space which shall trigger an alarm upon use, if the same can be reasonably accommodated by Tenant's security system.

14.  REPAIRS.

     (a) Landlord shall make all repairs necessary to maintain the roof, load bearing walls (other than paint and wall coverings on the interior surface of such walls) floors (other than carpeting, tile and similar floor coverings) and foundations of the Building, and plumbing and electrical fixtures and equipment serving portions of the Building in addition to the Leased Space; In no event shall Landlord be obligated to repair any damage caused by any act, omission or negligence of the Tenant or its employees, agents, invitees, licensees, subtenants or contractors. If Landlord fails to effectuate such repairs within a reasonable time, Tenant shall provide Landlord with written notice and reasonable opportunity to cure the same, and if it is not so cured, Tenant may effectuate such repairs, in which case Tenant may deduct the cost and expense of performing such repairs from the next installments of Minimum Annual Rent due.

     (b) Except as the Landlord is obligated for repairs as provided above, Tenant shall make, at its sole cost and expense, all repairs necessary to maintain the Leased Space, including without limitation, all plumbing, heating, ventilation, air conditioning and electrical lines, pipes, fixtures and equipment located within the Leased Space not expressly to be by maintained by Landlord pursuant to subsection (a) and shall keep the Leased Space and the in neat and orderly condition normal wear and tear excepted. Without limiting the generality of the foregoing, Tenant at its expense is specifically to make promptly all (i) to that portion of any pipes, lines, ducts, wires or conduits contained within the Space; (ii) to the glass windows, plate glass doors, and any fixtures or appurtenances composed of glass; (iii) to Tenant's sip; (iv) to any heating or air conditioning equipment installed in or servicing the Leased Space; and (v) to the Space or to any part of the Center when such repairs are necessitated by any act or omission (negligent or otherwise) of Tenant or Tenant's agents or employees, or by failure of Tenant to perform any of its obligations under Lease. Tenant at its own expense shall enter into a maintenance contract with a reputable heating and air conditioning service company acceptable to Landlord, for the entire Term, and provide Landlord with a copy of the same. If the Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion, or fails to enter into the aforementioned maintenance contract, after written notice from Landlord of the need therefor, Landlord, may make such repairs or enter into such maintenance contract at the expense of Tenant and such expense shall be collectible as Additional Rent. Any such repairs and any labor performed or materials furnished in, on or about the Leased Space shall be performed and held by Tenant in strict compliance with all applicable laws, regulations, ordinances and requirements of all duly constituted authorities or governmental bodies having jurisdiction over the Building, and the requirements of any board of underwriters having jurisdiction thereof. Landlord shall have the right to approve any and all contractors and suppliers to furnish materials and labor for such repairs. Landlord shall not unreasonably withhold its consent to Tenant's providing, in lieu of a maintenance contract as required above, a full time, qualified employee on site who is responsible for maintenance of the heating, ventilation and air conditioning system.

     (c) Provided that Landlord shall exercise reasonable efforts to effectuate its repairs in a manner which will keep at a minimum Landlord's interference with Tenant's use and occupancy of the Leased Space, Landlord shall not be liable by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations, additions or improvements in or to the Leased Space, the Building or Center or to any appurtenances or equipment therein.

15.  TERMINATION AND EXTENSION.

     Unless renewed or extended by written instrument executed by Landlord and Tenant, the Term of this Lease shall expire in accordance with Section 2(c) without notice.

16.  INTENTIONALLY OMITTED.

17.  INDEMNMCATION AND INSURANCE.

     (a) Tenant covenants and agrees that it shall, without notice or demand and at its own cost and expense, and save harmless Landlord against and from, and Landlord shall not be liable to Tenant for, any and all claims by or on behalf of any person arising in any manner whatsoever from, out of or in connection with:

          (i) the use and occupancy of the Space by Tenant, its agents, employees and invitees,

          (ii) any failure by Tenant to perform any of the terms or conditions of this Lease required to be performed by Tenant,

          (iii) any failure by Tenant to comply with any statutes, regulations, ordinances or orders of any governmental authority, or

          (iv) any accident, death, injury, or damage, loss or theft of property in or about the Space (whether involving property belonging to Tenant or any other person) resulting from any cause whatsoever, unless such accident, death, injury, damage, loss or theft is caused by the willful misconduct or sole negligence of the Landlord, its agents, employees or contractors, or claims arising from deficiencies in Landlord's performance of Landlord's Work under this Lease, and from and against all costs, attorney fees, expenses and liabilities incurred in or as a result of any such claim or action or proceeding brought against Landlord by reason of any such claim. Tenant, upon notice from Landlord covenants to resist or defend such action or proceeding by legal counsel reasonably satisfactory to Landlord.

          Tenant shall keep in force public liability insurance with respect to the Leased Space, including contractual insurance with respect to the covenants and agreements above (excluding (ii) and (iii) above), with companies and in form, acceptable to the Landlord to afford protection of not less than One Million ($1,000,000.00) Dollars with respect to personal injury or death and property damage, and shall keep in force and effect "all risk" hazard insurance insuring the personal property of Tenant located in the Leased Space (including without limitation, the Trade-Fixtures) for the full replacement cost thereof with companies and in form acceptable to the Landlord. All such insurance policies obtained by Tenant shall name the Landlord as an additional insured and loss payee and provide thirty (30) days' notice of cancellation. Copies or certificates of such policies shall be delivered to Landlord.

          (b) Landlord shall, without notice or demand and at its own cost and expense, indemnify and save harmless Tenant against and from, and Tenant shall not be liable to Landlord for, any and all claims by or on behalf of any person arising in any manner whatsoever from, out of or in connection with:

               (i) the location of any Hazardous Substance on, in or about the Leased Space or the Center prior to the commencement of the Original Lease (unless attributable solely to Tenant, its agents, employees or contractors), and

               (ii) the failure of the Building shell work and common areas to comply with the Americans with Disabilities Act and other applicable statutes, regulations, ordinances or orders of governmental authority.

          Landlord shall maintain at all times public liability and property damage and casualty insurance on Building and on the land upon which the Building is situated in amounts consistent with the amounts of coverage maintained on similar properties in the suburban Philadelphia region.

          (c) As to any loss or damage which may occur upon the property of a party hereto, such party hereby releases the other, to the extent of such damaged party's insurance indemnities, from any and all liability for such loss or damage even if such loss or damage shall be brought about by the fault or negligence of such other party, or the agent or employees of such other party; provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the applicable policies of insurance shall contain a clause to the effect that this release shall not affect said policies or the right of the insured to recover thereunder. If any policy does not contain such a clause, the party shall, at the written request of the other party to this Um, have such a clause added to said policy if an endorsement so providing is obtainable, if the same is obtainable at no additional charge; if there is such a charge, the insured party shall notify the other, and obtain such clause if such other agrees to pay the additional charge.

18.  FIRE OR OTHER CASUALTY.

     (a) If the Leased Space or any portion of the Building or common area necessary to provide Tenant with access to the Leased Space is partially damaged by fire or other casualty such that (i) such damage can be repaired by Landlord within 180 days after the date of such casualty, (ii) Tenant is able to conduct its business therein at a reduced level on a temporary basis, and (iii) insurance proceeds are available to Landlord, the damages shall be repaired by and at the expense of Landlord and the rent, until such repairs shall be made, shall be apportioned from the date of such fire or other casualty according to the part of the Leased Space which is usable by Tenant.

     (b) Landlord agrees to repair damage to the Leased Space within a reasonable period of time but in no event later than 180 days after the date of the casualty, after receipt from Tenant of written notice of such damage, except that Tenant agrees to repair and replace its own furniture, furnishings and equipment, including the Trade Fixtures.

     (c) If the Leased Space is totally damaged or is rendered wholly untenantable by fire or other casualty or if, as a result of such casualty, Tenant shall be deprived of access to the Leased Space for a period reasonably estimated to exceed 180 days, or if Landlord shall decide not to restore or not to rebuild the same, then or in any such events Landlord or Tenant may, within
(30) days after such fire or other casualty, give the other written notice of on, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Leased Space and surrender the same to Landlord. Upon the termination of this Lease under the conditions hereinbefore provided, Tenant's liability for rent shall cease as of the day following the casualty.

19.  CONDEMNATION.

     If the Leased Space or the Building or any material part of either shall be condemned for public use, then and in that event, upon the vesting of tide to the same for such public use, this Lease shall terminate, anything herein contained to the contrary notwithstanding, except that Tenant shall have the right to prove and collect the value of the trade fixtures installed by it, including moving expenses. In the event of such termination of this Lease, all rent paid in advance shall be apportioned as of the date of such termination. Notwithstanding the foregoing, if only a part of the Leased Space shall be so taken and the part not so taken shall be sufficient for the operation of Tenant's business, Tenant, at its election, may retain the part not so taken and there shall be a proportional reduction in the rent. AU compensation awarded or paid upon such a total or partial taking of the Leased Space shall belong to and be the property of the Landlord without any participation by the Tenant, provided, however, that nothing contained herein shall be construed to preclude the Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture, and other personal property belonging to the Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect the Landlord's award or the award of any mortgagee.

20.  ESTOPPEL CERTIEFICATES.

     At any time, and from time to time, upon the written request of Landlord or any "Mortgagee" (as defined in section 29 hereof), Tenant, within fifteen (15) days of the date of such written request, agrees to execute and deliver to Landlord and/or such Mortgagee, a written statement: (a) ratifying this Lease;
(b) confirming the commencement and expiration dates of the terms of this Lease;
(c) certifying that Tenant is in occupancy of the Leased Space, and that the

Um is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (d) certifying that all conditions and agreements under this Lease to be satisfied or performed by Landlord have been satisfied and performed except as shall be stated; (e) certifying that Landlord is not in default under the Lease and there are no defenses or offsets against the enforcement of this Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance rent, if any, paid by Tenant and the date to which such rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and
(h) any other information which Landlord or the Mortgagee shall require. The failure of Tenant to execute, acknowledge and deliver to Landlord and/or any Mortgagee a statement in accordance with the provisions herein within the period set forth herein shall constitute an acknowledgement by Tenant which may be relied upon by any person holding or in accordance with the an acknowledgment by to any interest whatsoever the Leased Space or the Building that this Lease has not been assigned, amended, changed or modified, is in full force and effect and that the Annual, and Additional Rent have been duly and fully paid not beyond the respective due dates immediately preceding the date of the request for such statements and shall constitute as to any persons entitled to rely on such statements a waiver of any defaults by Landlord or defenses or offsets against the enforcement of this Lease by Landlord which may exist prior to the date of the written request.

21.  DEFAULT.

     The occurrence of any of the following shall constitute an "Event of Default' under this Lease:

     (a) Failure of Tenant to take possession of the New Space within ninety
(90) days after the Commencement Date.

     (b) The vacation or abandonment of the Leased Space by Tenant for a period in excess of 15 consecutive days.

     (c) A failure by Tenant to pay, when due, any installment of rent hereunder or any such other sum herein required to be paid by Tenant where such failure continues for ten (10) days after written notice from Landlord that the same is due.

     (d) A failure by Tenant to observe and perform any other terms or conditions of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if such failure cannot be cured within 30 days, such failure shall not be an Event of Default hereunder so long as within such 30 day period, Tenant commences to cure such failure and thereafter diligently pursues curing such failure within a period not to exceed 90 days from the date of such notice.

     (e) The making by Tenant of any assignment for the benefit of creditors; an adjudication that Tenant is bankrupt, insolvent, or unable to pay its debts; the filing by or against Tenant of a petition in bankruptcy or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty
(60) days after the filing thereof); the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Leased Space or of

Tenant's interest in this Lease (unless possession is restored to Tenant within (30) days after such appointment); or the attachment, execution or levy against, or other judicial seizure of, substantially all of Tenant's assets located in the Leased Space or of Tenant's interest in this Lease (unless the same is discharged within thereof).

22.  REMEDIES.

     Upon the occurrence of any Event of Default:

     (a) Landlord may perform for the account of Tenant the cure of any such Event of Default and immediately recover as Additional Rent any expenditures made and the amount of any obligations incurred in connection therewith, plus interest at the Default Rate from the date the obligations are incurred by Landlord until payment therefor to Landlord, whether before or after entry of judgment and issuance of execution thereon.

     (b) Landlord may accelerate all Minimum Annual Rent and Additional Rent due for the balance of the Term of this Lease and declare the same to be immediately due and payable;

     (c) In determining the amount of any future payments due Landlord relating to Operating Expenses and/or Real Estate Taxes, Landlord may make such determination based upon the most recent estimates of Operating Expenses and/or Real Estate Taxes available;

     (d) Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired term hereof shall cease and expire and become absolutely void on the date specified in such notice, to be not less than five (5) days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term or condition broken; and, thereupon and at the expiration of the time limit in such notice, this Lease and the Term hereof, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the date herein granted for expiration of the Term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Leased Space, and Landlord may enter into and repossess the Leased Space by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord's option, any property thereon without being liable to indictment, prosecution or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease; whether or not the Leased Space shall be relet; provided, however, that in the event Landlord relets the Leased Space prior to the originally scheduled expiration of the Term ("Replacement Rent"), and Tenant has theretofore paid accelerated Minimum Annual Rent and Additional Rent for the entire Term of the Lease, Landlord shall reimburse Tenant the amount of the Replacement Rent, reduced by all costs and expenses incurred by Landlord in connection with such reletting, including without limitation those items described in subsection (e) below;

     (e) Landlord may, at any time after the occurrence and continuance of any Event of Default and (i) the abandonment of the Leased Space by Tenant, or (ii) entry of a judgment or order for possession in favor of Landlord, re-enter and repossess the Leased Space and any part thereof and attempt in its own name, as agent for Tenant if this Lease not be terminated, or on its own if this Lease be terminated, to relet all or any pan of the Space for and upon such terms and to such persons and for such period or periods as Landlord, in its sole discretion, shall determine, including a term beyond the termination of this Lease; and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting. For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Space to the extent deemed by Landlord desirable or convenient; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and attorneys fees incurred by Landlord; and any sums collected by Landlord from any new tenant obtained shall be credited against the balance of the rent due hereunder as aforesaid. Tenant shall pay to Landlord monthly, on the days when the rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new tenant;

     (f) Landlord shall have the right of injunction, in the event of a breach or threatened breach by Tenant of any of the terms and conditions hereof, to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnities or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

23.  CONFESSION OF JUDGMENT.

     WHEN THIS LEASE SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, EITHER DURING THE ORIGINAL TERM OR ANY RENEWALS OR EXTENSIONS THEREOF, AND ALSO WHEN AND AFTER THE TERM HEREBY CREATED OR, ANY RENEWAL OR EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY OF ANY COURT OF RECORD AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN AMICABLE ACTION FOR JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLABMG UNDER TENANT, AND A JUDGMENT FOR THE RECOVERY BY LANDLORD OF POSSESSION MAY ISSUE FOR WITHOUT ANY PRIOR WRITTEN OR PROCEEDINGS WHATSOEVER. IF FOR ANY
REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, IT SHALL BE CANCELED OR SUSPENDED AND POSSESSION OF THE LEASED SPACE REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR TERMINATION OF TERM LEASE, OR ANY RENEWAL OR EXTENSION HEREOF, TO BRING ONE OR MORE ANUCABLE ACTIONS IN EJECTMENT AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE LEASED SPACE. IF IN ANY AMICABLE ACTION IN EJECTMENT, LANDLORD SHALL CAUSE TO BE FILED IN SUCH ACTION AN AFFIDAVIT SETTING FORTH THE FACTS NECESSARY TO
AUTHORIZE THE ENTRY OF JUDGMENT AND IF A TRUE COPY OF THIS LEASE (AND THE TRUTH OF THE COPY STATED IN SUCH AFFIDAVIT SHALL BE. SUFFICIENT PROOF) BE FILED IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY LAW, RULE OF COURT, CUSTOM OR PRACTICE TO THE

CONTRARY NOT WITHSTANDING. TENANT EXPRESSLY RELEASES TO LANDLORD, AND TO ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR TENANT, ALL ERRORS IN THE SAID PROCEEDINGS, AND ALL LIABILITY THEREFOR. TENANT EXPRESSLY WAIVES THE BENEFIT OF ALL LAWS, NOW OR HEREAFTER IN FORCE, EXEMPTING ANY GOODS WITHIN THE LEASED SPACE OR ELSEWHERE FROM DISTRAINT, LEVY OR SALE.

24.  WAIVER.

     The failure or delay on the part of Landlord to enforce or exercise at any time any of the terms and conditions of this Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease or any part hereof, or the right of Landlord to thereafter enforce each and every such term or condition. No waiver by Landlord of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of rent at a time when the rent is in default under this Lease shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount than the rent due shall not be construed to be other than a payment on account of the rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check to be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. No act or thing done by this Lease shall be deemed an acceptance or a surrender of the Leased Space, and no agreement to accept such a surrender shall be valid unless in writing and_ signed by Landlord.

25.  QUIET ENJOYMENT.

     If and so long as Tenant pays the rent reserved hereunder and observes and performs all the terms and conditions on Tenant's part to be observed and performed hereunder, Tenant shaft and may peaceably and quietly have, hold and enjoy the Leased Space for the entire Term hereof, subject to all of the provisions of this Lease.

26.  FORCE MAJEURE.

     Time periods for Landlord's performance of its obligations (including without limitation Landlord's construction obligations) under any of the terms of this Lease shall be extended for periods of time during which the Landlord's performance is prevented due to circumstances beyond the Landlord's control, including without limitation, strikes, embargoes, governmental regulations, acts of God, war or other strife or Tenant Delays.

27.  SUCCESSORS.

     The respective rights and obligations provided in this Lease shall bind and shall inure to the parties hereto, and their successors and permitted assigns.

28.  LANLORD'S LIABILITY.

     Landlord's responsibility under this Lease shall be limited to its interest in the Leased Space and in the Building, and no members of Landlord's partnership shall be personally liable hereunder. Tenant agrees to took solely to Landlord's interest in the Leased Space and in the

Building for the collection of any judgment, and, in entering any such judgment, the person entering the same shall request the prothonotary to mark the judgment index accordingly. If the Leased Space or the Building is transferred or conveyed, Landlord shall be relieved of aid covenants and obligations under this Lease thereafter, provided that notice of said transfer or conveyance is given to Tenant by Landlord and Landlord's successor expressly agrees to assume Landlord's obligations hereunder.

29.  SUBORDINATION.

     Tenant agrees: (a) that, except as hereinafter provided, this Lease is, and all of Tenant's rights hereunder are and shall always be, subject and subordinate to any mortgage, leases of Landlord's property (in sale-leaseback) pursuant to which Landlord has or shall retain the right of possession of the Leased Space (and/or the Building) or security instruments (collectively called "Mortgage") that now exist, or may hereafter be placed upon the Leased Space or the Building, or any part thereof and all advances made or to be made thereunder and extensions thereof; and (b) that if the holder of any such Mortgage ("Mortgagee") or if the purchaser at any foreclosure sale or at any sale under a power of sale contained in any Mortgage shall at its sole option so request, Tenant will attorn to, and recognize such Mortgagee or purchaser, as the case may be, as Landlord under this Lease for the balance then remaining of the term of this Lease, subject to all terms of this Lease; and (c) that the aforesaid provisions shall be self-operative and no further ins t or document shall be necessary unless required by any such Mortgagee or purchaser. Notwithstanding anything to the contrary set forth above, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant's consent, by execution of a written document subordinating such Mortgage to this Lease to the extent set forth therein, and upon this Lease shall be deemed prior to such Mortgage to the extent set forth in such written document without regard to their respective dates of execution, delivery and/or recording and in that event, to the extent set forth in such written document such Mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed add a memorandum thereof recorded prior to the execution, delivery and recording of the Mortgage as though this Lease had been assigned to such Mortgagee. Should Landlord or any Mortgagee or purchaser desire confirmation of either such subordination or such attornment, as the case may be, Tenant upon written request, and from time to time, will execute and deliver without charge and in form satisfactory to Landlord, to the Mortgagee or the purchaser all instruments and/or documents that may be required to acknowledge such subordination and/or agreement to attorn, in recordable form within fifteen (15) days following a request therefor from Landlord. In the event Tenant fails to execute and deliver the instruments and documents as provided for herein within the time period set forth, Tenant does hereby make, constitute and appoint Landlord or such Mortgagee or purchaser, as the case may be, as Tenant's attorney-in-fact and in its name, place and stead to do so, or Landlord may treat such failure as an event of default. The aforesaid power of attorney is given as security coupled with an interest and is irrevocable. Tenant shall agree to any reasonable changes to this Lease as may be required by a Mortgagee, which changes do not materially alter the non-economic terms, or alter in any way the economic terms, of this Lease.,

     Landlord shall use its best efforts to obtain and furnish to Tenant, simultaneously with Tenant's execution of this Lease, an agreement ("Non-Disturbance Agreement") executed and acknowledged by the holder(s) of any mortgage now encumbering the Building ("Existing. Holder") whereby each Existing Holder agrees to not disturb Tenant in its rights, use and possession of the Leased Space, the Building and the Center under this Lease or to terminate this Lease, except to the extent permitted to Landlord by the terms of this Lease, notwithstanding the foreclosure or the enforcement of the mortgage or termination or other enforcement of an underlying lease or installment purchase agreement. Landlord shall also use its best efforts to obtain and furnish to Tenant a Non-Disturbance Agreement from the holder(s) of any mortgage encumbering the Building given by Landlord after the date hereof.

     In connection with any financing obtained by Landlord to construct the Core and Shell and/or to perform Landlord's Work hereunder, if the institution providing such financing to Landlord shall require any modifications to this Lease to accommodate such financing, Tenant shall not unreasonably withhold or delay its consent to such modifications to be reflected in an amendment to the Lease, provided that Tenant shall not be obligated to execute any such amendment which would diminish any of Tenant's rights or Landlord's duties hereunder, or expand the liability or obligations of Tenant under this Lease. Tenant shall supply such reasonable information regarding its operations as such institution may require as a condition to such financing.

30.  SUBSTITUTE SPACE.

     INTENTIONALLY DELETED.

31.  RULES AND REGULATIONS.

     Tenant agrees to comply with the reasonable rules and regulations established by Landlord from time to time and delivered in writing to Tenant, which Landlord agrees will be applied uniformly to all tenants. The existing rules and regulations are attached hereto as bit "C".

32.  GOVERNING LAW.

     This Lease shall be governed by and construed in accordance with the laws of the state in which the Building is located.

33.  SEVERABILITY.

     If any provisions of this Lease shall prove to be invalid, void or illegal, it shall in no way affect any other provision hereof and the remaining provisions shall nevertheless remain in full force and effect.

34.  HOLDING OVER.

     If Tenant shall, with the consent of Landlord, hold over after the expiration of the term hereof, such tenancy shall be deemed a month-to-month tenancy, which tenancy may be terminated as provided by applicable state law. During such tenancy, Tenant agrees to pay to Landlord the fair market value for the Leased Space, as reasonably determined by Landlord, and to be bound by all the terms and conditions herein. If Landlord shall not give written consent to such hold over, such tenancy may be terminated as above provided, and until Tenant has vacated the Leased Space, it agrees to pay to Landlord rent at a monthly rental double the rate payable by Tenant at the expiration of the Term of this Lease.

35.  NOTICES.

     All notices and statements required or permitted under this Lease shall be in writing, delivered in person or sent by United States Registered or Certified Mail, postage prepaid, by Federal Express or other recognized overnight courier service, or by hand delivery, addressed as follows:

     As to Tenant:              3-Dimensional Pharmaceuticals, Inc.
                                        665 Stockton Drive
                                        Suite 104
                                        Exton, PA 19341
                                        Attention:   Mr. Thomas Stagnaro
                                                     President


     With a copy to:            Edward J. Matey, Jr. Esquire
                                        Morgan, Lewis & Bockius, LLP
                                        2000 One Logan Square
                                        Philadelphia, PA 19103


     As to Landlord:            Eagleview Technology Partner
                                        c/o The Hankin Group
                                        P.O. Box 562
                                        717 Constitution Drive
                                        Exton, PA 19341
                                        Attention:   Robert S. Hankin, Partner

     With a copy to:            Edward J. Hollin, Esquire
                                        Riley, Riper, Hollin & Colagreco
                                        P.O. Box 568
                                        240 Daylesford Plaza
                                        Paoli, PA 19301


Either party may at any time, in the manner set forth for giving notices to the other, designate a different address to which notices to it shall be sent.

36.  BROKERS.

     Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, firm, company or person in connection with the negotiation for or the obtaining of this Lease, and Tenant shall indemnify, defend and hold Landlord harmless from and against any claim by any person ( claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this Lease, and any attorneys' fees or other expenses incurred by Landlord in connection therewith.

37.  SIGNS.

     Tenant shall not, without the prior written consent of Landlord, paint, place or erect any sign on the exterior doors or walls of the Leased Space or of the Building or Center.

38.  SECURITY DEPOSIT; SECURITY INTEREST.

     (a) Landlord acknowledges receipt of the t3r Deposit for the Original Space. On or before the Commencement Date, Tenant agrees to deposit with Landlord, , an additions sum sufficient to the Security Deposit to a sum equal to one monthly installment of Minimum Annual Rent and Additional Rent, to be held by Landlord as security for the faithful performance of all the terms and conditions of this Lease ("Security Deposit"). Upon the occurrence of an Event of Default, Landlord shall have the right, at any time and from dm to time during the continuance of such Event of Default, to apply the Security Deposit or any part thereof, for the purpose of curing any such default or for the purpose of reimbursing Landlord for any damage or costs occasioned by such default, but the right of Landlord to apply the Security Deposit shall not affect any other remedies available to Landlord under this Lease or under applicable law. If the Security Deposit, or any part thereof, is so applied by Landlord, Tenant shall, within three (3) days after demand, deposit additional funds with Landlord to restore the Security Deposit, and failure to do so shall constitute a default under this Lease.

     If the Tenant shall have faithfully complied with all the terms and conditions of this Lease, the Security Deposit (without interest unless required by law) shall be refunded to Tenant within (30) days after the expiration or sooner determination of this- Lease provided, however, that Tenant first shall have vacated the Leased Space and surrendered possession thereof to the Landlord by delivery of keys, in accordance with the Lease provisions and shall have returned the Leased Space to Landlord in the condition required hereunder.

     Nothing herein contained shall require Landlord to hold the sums so deposited as a trust fund, nor establish any relationship other than that of debtor and creditor with respect to said funds so deposited.

     If Landlord shall assign or otherwise transfer its interest in this Lease to a successor who agrees m writing to assume all of Landlord's obligations under this Lease, Landlord shall have the right to transfer the Security Deposit to the assignee or other transferee of such interest (with like right of transfer to any subsequent assignee or other transferee) and upon such transfer, Landlord shall be released and relieved from all liability and/or responsibility with respect to this Security Deposit and/or the return or application thereof.

     (b) As security for Tenant's performance of its obligations under this Lease, Tenant hereby grants to Landlord a security interest under the Uniform Commercial Code in all of Tenant's goods and property, on or about the Leased Space, now owned or hereafter acquired, including without limitation, the Trade Fixtures and the 'Trade Fixtures" as de under the Original Lease. Tenant shall upon request by Landlord, execute such financing statements and other instruments as Landlord may require in order to perfect the lien of such security interest, and Tenant hereby appoints Landlord (and any assignee of Landlord's rights under this Lease) as T's attorney in to execute on behalf of Tenant, such financing statements and other instruments so requested by Landlord, it being intended that such power of attorney be coupled with an interest and irrevocable. Landlord agrees that the lien of the security interest granted pursuant to this section, is, with the exception of Landlord's security interest and right in the Trade Fixtures, and the "Trade Fixtures" under the Original Lease hereby made under, subject and subordinate to any security interest which Tenant has granted or may hereafter grant to a bank, savings and loan institution, pension fund or institutional or equipment lender in the business of making commercial loans, which security interest is intended to secure an obligation of Tenant incurred in connection with the financing of Tenant's working capital needs, or inventory or equipment to be utilized at the Leased Space. Although the foregoing subordination provisions are intended to be self executing, if requested by any bank, savings and loan institution, pension fund or institutional lender in the business of making commercial loans, Landlord shall execute a separate subordination agreement to confirm the foregoing, upon payment of a processing fee of $250.00.

     Landlord acknowledges that Tenant may utilize a third party to provide financing for certain equipment to be located in the Leased Space other than the Trade Fixtures (the Financed Equipment"), and the "Trade Fixtures" under the Original Lease. Tenant shall cause such third party lender . to execute and deliver a subordination agreement for the benefit of Landlord in the form attached hereto as Exhibit "D."

39.  USE OF INFORMATION IN ADVERTISING.

     Landlord and any leasing agent employed by Landlord shall be permitted to utilize the name of Tenant, and other general public information about the Tenant, in advertising and promotional material utilized by them, provided that such use is authorized in writing by Tenant.

40.  CAPTIONS.

     The title to sections of this Lease are for convenience of reference only, and are not to be construed as defining, limiting or modifying the scope or intent of any of the terms and conditions of this Lease.

41.  ENTERE AGREEMEENT.

     This Lease, and the Exhibits and documents specifically referenced herein, contains all covenants and agreements between Landlord and Tenant relating in any manner to the rental, use and occupancy of the Leased Space and Tenant's use of the Building and the Center and other matters set forth in this Lease. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect and the terms, covenants and conditions of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant.

42.    RIGHT OF FIRST REFUSAL.

       If at any am during the term of the Lease, Landlord receives a request for a proposal from a prospective tenant for other space in the Building, Landlord shall notify Tenant in writing of the same (hereafter a "Landlord's Notice"). The Landlord's Notice shall contain a description of the space, and the economic terms under which Landlord would propose to lease the same to the third party. If within five (5) business days following receipt of a Landlord's Notice, Tenant desires to expand into the space in the Building which is the subject of the Landlord's Notice, Tenant shall notify Landlord in writing of Tenant's desire and requirements (a "Request for Proposal"), which Request for Proposal shall make specific reference to this section of this Lease. Landlord, upon receipt of such Request for Proposal, shall provide to Tenant a written outline of terms, which shall be generally consistent with the terms contained in the Landlord's Notice, including without limitation Landlord's reasonably estimated value of concessions, which outline is not intended to be an offer creating a power of acceptance, but which shall be the framework for negotiations between Landlord and Tenant for a lease of such available space ("Expansion Proposal"). Landlord and Tenant shall thereupon endeavor to consummate a lease embodying the terms of such Expansion Proposal, and such other terms and conditions as may be desired and agreed upon by the parties, within thirty (30) days following Landlord's issuance of the Expansion Proposal. In the event that for any reason, Tenant does not issue a Request for Proposal within five (5) business days after receipt of a Landlord's Notice, Tenant shall have no rights with respect to the space which was the subject of Landlord's Notice, unless Landlord fails to execute a lease for such space with the prospective tenant, in which event Tenant's right to receive a Landlord's Notice shall apply to the next request for a proposal received by Landlord from a prospective Tenant for such space. If following Tenant's issuance of a Request for Proposal, Landlord and Tenant do not execute a lease pursuant to an Expansion Proposal within such (30) day period, Landlord shall thereafter be permitted to lease the space described in the Expansion Proposal, and Tenant shall thereafter have no rights whatsoever with respect to such space, and Landlord shall not thereafter be obligated to provide a Landlord's Notice, or an Expansion Proposal in response to any subsequent request or inquiry by Tenant pertaining to such space thereafter.

43.  OPTION TO CANCEL.

     Provided that there exists no Event of Default by Tenant under this Lease, nor any event which, following the issuance of notice, the passage of time, or both, would be an Event of Default, Tenant shall have the right to terminate this Lease, effective five (5) years prior to the scheduled expiration of the Term (the "Early Termination Date"), by Tenant's delivering to Landlord written notice of its election to terminate this Lease not later than six (6) months prior to such Early Termination Date. Landlord shall thereafter notify Tenant in writing of the termination fee payable by Tenant (the 'Termination Fee"), which shall be an amount equal to the present value as calculated by Landlord of the Minimum Annual Rent and Additional Rent for the five (5) years of the full ten
(10) year Term of this Lease commencing on the Commencement Date, utilizing an interest factor equal to the then current yield on US Treasury securities having a maturity date closest to the scheduled date of expiration of the Term of this Lease. In calculating Additional Rent for future periods as a component of the Termination Fee, Landlord shall have the right to estimate reasonable future increases in Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes, based upon historical data and information known to Tenant. Landlord's calculation of the Termination Fee shall not be disturbed absent manifest abuse of discretion. The Termination Fee shall be due and payable to Landlord within ten (10) days following Landlord's notice to Tenant of the amount thereof. Notwithstanding any such termination by Tenant, Tenant shall make all payments of Minimum Annual Rent and Additional Rent through the Early Termination Date, and all provisions of this Lease with respect to Tenant's obligation to vacate and restore the Leased Space shall apply. Upon an early termination, all Trade Fixtures under this Lease and the Original Lease shall become the property of Landlord. Tenant's failure to exercise its option to terminate and pay the Termination Fee in strict accordance with the provisions of this section, time being of the essence hereof, shall be deemed a waiver of its right to early termination.

44.  RIGHT OF FIRST REFUSAL TO PURCHASE THE BUILDING.

     If at any time during the Term of the Lease, Landlord receives a proposal from a prospective purchaser of the Building to purchase the same which Landlord would be willing to accept, Landlord shall notify Tenant in writing of the game (hereafter a "Landlord's Sale Notice"). The Landlord's Sale Notice shall contain a description of the economic terms under which Landlord would propose to sell the same to the third party. If within five (5) business days following receipt of a Landlord's Notice, Tenant desires to purchase the Building which is the subject of the Landlord's Sale Notice, Tenant shall notify Landlord in writing of Tenant's desire ("Tenant's Purchase Notice"). Landlord, upon receipt of such Tenant's Purchase Notice, shall tender to Tenant a written agreement of sale, which shall be generally consistent with the terms contained in the Landlord's Sale Notice. Landlord and Tenant shall thereupon endeavor to consummate an agreement of sale embodying the terms of such Landlord's Sale Notice within fifteen (15) days following Landlord's delivery of the draft agreement of sale. In the event that for any reason, Tenant does not issue A Tenant's Purchase Notice within such five (5) business day period, or Landlord and Tenant do not execute an agreement of sale within such fifteen (15) day period, Landlord shall thereafter be permitted to sell the Building, and Tenant shall thereafter have no rights whatsoever with respect to purchasing the Building, and Landlord shall not thereafter be obligated to provide a Landlord's Sale Notice to Tenant, and this right of first refusal shall be of no force and effect. This right of first refusal shall not apply to a sale or transfer to an affiliate of Landlord, or in connection with a financing transaction by way of sale and leaseback or the like, whereby Landlord or its affiliate retains the economic benefits of ownership.

45.  COOPERATION OF TENANT.

     Tenant acknowledges that the New Space is an extension of the Original Space. Tenant shall cooperate with Landlord and take all actions needed to assist Landlord to separate the New Building from the Original Building in accordance with the Pennsylvania Uniform Planned Community Act or the Pennsylvania Condominium Act or otherwise, in order to enable the Building and the Original Building to be treated as separate "units" or "parcels" which may be independently owned, mortgaged or conveyed. Landlord shall pay all costs to file any required documents and Landlord's attorney's fees for the preparation of said required documents.

     IN WITNESS WHEREOF, the parties have caused this Amended and Restated Lease to be duly executed the day and year first above written, intending to be legally bound hereby.

                                        LANDLORD
                                        EAGLEVIEW TECHNOLOGY PARTNERS
                                        a Pennsylvania limited Partnership


                                        BY: HANKIN TECHNOLOGY PARTNERSHIP,
                                        General Partner

                                        BY: HANKIN PROPERTIES PARTNERSHIP
                                        its partner


                                        BY: /s/ Robert S. Hankin
                                           ----------------------------------
                                        ROBERT S. HANKIN, Partner


                                        BY: THE HANKIN GROUP, its Partner


                                        BY: /s/ Robert S. Hankin
                                           ----------------------------------
                                        ROBERT S. HANKIN, Partner

                                        TENANT:
                                        3-DIMENSIONAL PHARMACEUTICALS,
                                        INC., a corporation organized and
                                        existing under the laws of Delaware


                                        BY: /s/
                                           ----------------------------------


     The undersigned, a limited partner of Landlord, hereby executes this document to evidence its consent thereto, but such execution shall not subject the undersigned to any liability hereunder for any reason, including without limitation any non-performance of any obligation of Landlord hereunder.

                                        CHESTER COUNTY DEVELOPMENT COUNCIL



                                        BY: /s/
                                           ----------------------------------

                             SCHEDULE OF EXHIBITS

         1A1      Land Development Plan

         1A-2     Building Plans showing Original Building

         1A3      Preliminary Building Plan showing New Space

         1A4      Preliminary Specifications for New Space

         C        Rules and Regulations

         D        Form Subordination Agreement

                                   EXHIBIT C
                                   ---------

                             RULES AND REGULATIONS
                             ---------------------

1.   DEFINITIONS.
     -----------

     Wherever in these Rules and Regulations the word "Tenant" is used, it shall be taken to apply to and include the Tenant and his agents, employees, invitees, licensees, subtenants and contractors, and is to be deemed of such number and gender as the circumstances require. The word "room" is to be taken to include the space covered by the Lease. The word "Landlord" shall be taken to include the employees and agents of Landlord. Wherever terms of these Rules and Regulations conflict with terms of the Lease the terms of the Lease shall govern.

2.   OBSTRUCTION.
     -----------

     The streets, sidewalks, entrances, halls, passages, elevators, stairways and other common areas provided by Landlord shall not be obstructed by Tenant, or used by it for any other purposes than for ingress and egress.

3.   WASHROOMS.
     ---------

     Toilet rooms, water-closets and other water apparatus shall not be used for any purposes other than those for which they were constructed.

4.   GENERAL PROHIBITIONS.
     --------------------

     In order to insure proper use and care of the Leased Space Tenant shall not:

     (a) Keep animals or birds in the Leased Space (except laboratory animals for testing purposes in accordance with applicable laws, ordinances and regulations may be kept with Landlord's consent, which shall not be unreasonably withheld).

     (b)  Use rooms as sleeping apartments.

     (c) Allow any sign, advertisement or notice to be fixed to the outside of Building, except as provided in the Lease.

     (d) Make noises or disturbances of any kind so as to unreasonably disturb other tenants or tend to injure the reputation of the Building or Center.

     (e) Mark or, defile elevators, water-closets, toilet rooms, walls, windows, doors or any other part of the Building or Center.

     (f) Except as may be approved by Landlord, place anything on the outside of the Building, including roof setbacks, window ledges and other projections; or drop anything from the windows, stairways or parapets; or place trash or other matter in the balls, stairways, elevators or light wells of the Building.

     (g) Cover or obstruct any window, skylight, door or transom that admits light, except for permitted mini-blinds on windows, permitted signs or notices.

     (h)  Interfere with the heating or cooling apparatus.

     (i)  Install any shades, blinds, or awnings without consent of Landlord.

     (j) Give its employees or other persons permission to go upon the roof of the Building without the written consent of Landlord, except in connection with performance of Tenant's maintenance obligations.

5.   BUSINESS MACHINES.
     -----------------

     Business machines and mechanical equipment which cause vibration, noise, cold or heat that may be transmitted to Building structure or to any area outside the Leased Space shall be placed and maintained by Tenant, at its sole cost and expense, in settings of cork, rubber, or spring type vibration eliminators sufficient to absorb and prevent such vibration, noise, cold or heat.

6.   RIGHTS RESERVED TO LANDLORD.
     ---------------------------

     Without abatement or diminution in rent, Landlord reserves and shall have the following additional rights:

     (a) To install and maintain a sign or signs on the exterior of the Building.

                                   EXHIBIT D
                                   ---------

                            SUBORDINATION AGREEMENT
                            -----------------------

     THIS SUBORDINATION AGREEMENT, (this "Agreement") is made this __ day of ____, 200_, by and among _________, a ________ corporation (the _____ ), a
Pennsylvania partnership (the _______) and 3-Dimentional Pharmaceuticals, Inc., a Delaware corporation (the "Debtor").

                              B A C K G R O U N D

     ___________ has made or intends to enter into a lease agreement ("Lease") with the Debtor for premises to be constructed by ____________ at Lot 28, Eagleview Corporate Center, Uwchlan Township, Chester County, Pennsylvania (the premises which are or will be the subject of the Lease being hereinafter called the "Leased Space"). Pursuant to the Lease, Debtor has granted to ___________ a security interest under the Pennsylvania Uniform Commercial Code, in all personal property owned by Debtor and now or hereafter located at the Leased Space, to further secure all obligations of Debtor to Hankin under the Lease. The personal property encumbered by Hankin's security interest includes, without limitation, those items of personal property defined as "Trade Fixtures" in the Lease, which are more fully listed in Exhibit "A" attached hereto (if such list has not been prepared as of the date hereof, Hankin and Debtor shall prepare and initial such list, which shall then become part of this Agreement as Exhibit A). The "Trade Fixtures" as defined in the Lease are referred to herein as "Trade Fixtures."

     ___________ has executed, or intends to execute, an equipment lease or leases (collectively the "Equipment Lease") with Debtor, for a total rental of __________ ($_______ ) Dollars. The property which is the subject of the Equipment Lease is or will be located at the Leased Space, and is collectively called the "Non-Trade Fixture Personalty." The Non-Trade Fixture Personalty is more fully listed in Exhibit "B" attached hereto (if such list has not been prepared as of the date hereof, _____________ and Debtor shall prepare and initial such list, which shall then become part of this Agreement as Exhibit B). In the event of any inconsistency between Exhibits A and B such that any personal property would appear to be both Trade Fixtures and Non-Trade Fixture Personalty, such personal property shall be deemed part of Trade Fixtures only, except that the parties agree that the total cost of Trade Fixtures shall not exceed $100,000.00. In addition, ___________ has made, or intends to make an unsecured loan to Debtor in the stated principal amount of $_______ (the "______ Loan"). The documents evidencing the Loan are hereinafter called the Loan Documents.

     Debtor, Hankin and _______ acknowledge and agree that Hankin would not enter into the Lease with Debtor, and _________ would not enter into the Equipment Lease to Debtor, but for the covenants of as set forth in this Agreement; it being agreed that the Lease benefits ____________ and the Equipment Lease benefits Hankin.

     The parties desire to evidence their agreements as to the subordination of some of the rights of Comdisco to the rights of Hankin, the subordination of some of the rights of Hankin to the rights of ________ as more fully set forth below.

     NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

                                  AGREEMENTS

     NOW, THEREFORE, in consideration of the premises, One Dollar ($1.00) and for other good and valuable consideration, the receipt and sufficiency of which are acknowledge, the parties agree as follows:

     1.   Priority of Hankin as to Trade Fixtures. Hankin shall have the first
          ---------------------------------------
priority lien on and security interest in the Trade Fixtures. __________ shall have no property rights in, lien on or security interest in the Trade Fixtures, and hereby waives the right to levy, execute upon or assert any right in the Trade Fixtures pursuant to any judgment obtained against Debtor or otherwise, it being intended that any and all interest of Hankin in the Trade Fixtures shall be free and clear of any interest of Comdisco therein. Hankin's rights shall apply regardless of the perfection, nonperfection, cessation of perfection or order of perfection of the parties' respective interests. _________ agrees that it shall give actual notice of the limitations on __________ right to levy upon or execute against Trade Fixtures, upon any default under the Equipment Lease or Loan Documents, to any assignee or third party acquiring any subsequent assignee of the lessor's or lender's interest in the Equipment Lease or Loan Documents respectively. Hankin hereby consents to the performance by ___________ of any of Debtor's obligations under the Lease, and the assignment by Debtor to ___________ of its interest in the Lease, provided that _________ financial statement is reasonably judged by Hankin to be equal or superior to Debtor's as of the date of the assignment, and ________ agrees to assume and be bound by the provisions of the Lease.

     2.   Priority of Comdisco as to Non-Trade Fixture Personalty. Any and all
          -------------------------------------------------------
right, title and interest of Hankin the Non-Trade Fixture Personalty is under, subject and subordinate to rights of ________ therein pursuant to the Equipment Lease. Hankin shall have a lien on and security interest in the rights of Debtor in the Non-Trade Fixture Personalty pursuant to the Equipment Lease, subject and subordinate to _______`s rights therein. This priority shall apply regardless of the perfection, nonperfection, cessation of perfection or order of perfection of the parties' respective interests. Nothing contained herein shall be deemed to limit any rights obtained by _________ as a permitted assignee to Debtor's rights under the Lease (in accordance with Section 12(c) thereof), to retain sublease rentals to which the "Tenant" under the Lease is entitled.

     3.   Control of Property. Until all of the Debtor's obligations (whether
          -------------------
pre-existing or hereafter incurred) to Hankin have been performed or paid in full (including, but not limited to, the payment of all Minimum Annual Rent and Additional Rent which the Debtor is obligated to pay to Hankin), Hankin shall control the disposition of and the exercise of remedies with respect to the Trade Fixtures in the event of a default by the Debtor in any of its obligations to Hankin. Debtor and ___________ do hereby waive any and all claims against Hankin which it may now or hereafter have on account of the Hankin's action in using or disposing of all or any of the Trade Fixtures. __________ waives any right to control to timing, nature or extent of Hankin's collection efforts against the Debtor, including disposition of the Trade Fixtures. Hankin may exercise or refrain from exercising its rights against the Debtor or the Trade Fixtures Personalty within the Leased Space., and shall permit Comdisco to enter the Leased Space upon reasonable prior notice to Hankin for the purpose of exercising its rights under the Equipment Lease. The Non-Trade Fixture Personalty shall not be considered part of real property or a fixture, regardless of whether or by what means it is or may become affixed to real property. In exercising its rights to remove the Non-Trade Fixture Personalty pursuant to the Equipment Lease, Comdisco shall, at its sole cost and expense, repair any damage to the Leased Space or the building of which it is a part caused by Comdisco's negligence or failure to observe reasonable precautions as Hankin may require, in the removal of the Non-Trade Fixture Personalty.

     4.   Miscellaneous. No waiver of any of its rights and remedies hereunder
          -------------
and no modification or amendment of this Agreement shall be deemed to be made unless the same shall be in writing, duly by the parties hereto, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights and remedies of the parties hereunder in other respects at any other time. This Agreement shall be binding upon and benefit the parties and their respective successors and assigns. __________ irrevocably consents and submits to the jurisdiction and venue of the Court of Common Pleas of Chester County, Pennsylvania, and of any other state or federal court sitting in the Commonwealth of Pennsylvania over any suit, action or proceeding arising out of or relating to this Agreement. ____________ irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The section headings of this Agreement are for convenience only and shall not limit or otherwise affect any of the terms hereof. This Agreement shall be deemed executed and delivered in and shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania in effect from time to time.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, under seal, on the date and year first above written.

WITNESS/ATTEST:


_____________________________           BY:_______________________(SEAL)
                                        NAME:
                                        TITLE:




_____________________________           BY:_______________________(SEAL)
                                        NAME:
                                        TITLE:




WITNESS/ATTEST:                         3-DIMENSIONAL PHARMACEUTICALS, INC.



_____________________________           BY:_______________________(SEAL)
                                        NAME:
                                        TITLE:

STATE OF                      :

                              :        SS

COUNTY OF                     :

     On this __ day of _______, 200_, before me, the undersigned, a Notary Public of the State of ___________, personally appeared _____________, who acknowledged himself/herself to be the ____________ of ________________, a corporation and that he/she as such partner, being duly authorized to do so, executed the foregoing agreement for the purposes therein contained by signing the name of the said entity by himself/herself as _________________.

     As witness my hand and Notary Public.

                                             __________________________

     My commission expires: _____________________



STATE OF                      :

                              :        SS

COUNTY OF                     :

     On this __ day of _______, 200_, before me, the undersigned, a Notary Public of the State of ___________, personally appeared _____________, who acknowledged himself/herself to be a partner of ________________, a Pennsylvania partnership, and that he/she as such partner, being duly authorized to do so, executed the foregoing agreement for the purposes therein contained by signing the name of the said entity by himself/herself as partner.

     As witness my hand and Notary Public.

                                             __________________________

     My commission expires: _____________________

STATE OF                 :

                         :    SS

COUNTY OF                :

     On this day of ______, 200_, before me, the undersigned, a Notary Public of the State of _______, personally appeared ________, who acknowledged himself/herself to be the of ___________, a corporation and that he/she as such ________, being duly authorized to do so, executed the foregoing agreement for the purposes therein contained by signing the name of the said entity by himself/herself as ____________.

     As witness my hand and Notary Public.


                                   _________________________

     My commission expires:_________________

                      RIDER TO LEASE OR AGREEMENT OF SALE

                     REGARDING INDUSTRIAL WASTE DISCHARGE

                       WITHIN EAGLEVIEW CORPORATE CENTER


                                  BACKGROUND
                                  ----------


          Eagleview Corporate Center Association("Association") owns a wastewater treatment facility known as the Eagleview Wastewater Treatment Facility (the "EWTF"). The Association entered into an agreement ("Treatment Agreement") with Uwchlan Township (collectively the "Municipality") for the treatment of wastewater generated within the drainage basin of the EWTF.

          The Treatment Agreement requires the Association to establish uniform acceptability standards for waste discharges to the EWTF and stipulates that no connection for waste discharge other than sanitary sewage shall be made without the written consent of the Association, and the Treatment Agreement requires the Association to use its best efforts to provide a wastewater influent to the EWTF meeting certain quality standards.

          The Association has adopted standards for the discharge of wastewater to the sewer systems tributary to the EWTF and procedures for the approval of industrial waste discharge.

          By virtue of the lease or agreement of sale to which this Rider is attached, the tenant or buyer thereunder (hereafter the "Industrial Discharger") will become an occupant of Eagleview Corporate Center and a potential discharger of waste into the EWTF. The purpose of this Rider is to incorporate this Rider into the said lease or agreement of sale, as applicable, and by executing such lease or agreement of sale, the Industrial Discharger shall be obligated as set forth below.

          NOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, the Industrial Discharger intending to be legally found, hereby covenants and agrees as follows:

          1.   AUTHORIZATION.  Upon receiving possession of the property which
               -------------
is the subject of its lease or agreement of sale (the "Effective Date"), the Industrial Discharger shall be permitted to discharge the volume specified in Appendix C to the Municipality's sanitary sewer system, from its facilities located at the site specified in Appendix C, subject to the terms and conditions of this Rider. The Industrial Discharger agrees to comply with all of the provisions of this Rider. The Industrial Discharger remains fully responsible for its discharge and all applicable statutes, resolutions, rules and regulations and the Association and Municipality assume no responsibility or liability therefor. Further, the Industrial Discharger agrees to indemnify and hold harmless the Association and Municipality from all actions, causes of action, manners of suit or liability resulting from the Industrial Discharger's discharge into the Municipality's sewer system or the EWTF.

          2.   TERM.  The provisions of this Rider shall become effective on the
               ----
Effective Date, and shall remain in effect for a one-year period. If during the term or any renewal term the Association or the Municipality elects not to cancel this Rider on or before its anniversary, this Rider shall automatically renew itself for another period of one year or until the Industrial Discharger is no longer an occupant in Eagleview Corporate Center. Notwithstanding any termination of this Agreement, such termination shall not terminate the indemnification obligations of the Industrial Discharger for discharge occurring prior to termination. If this Rider is attached to an agreement of sale, the Industrial Discharger agrees that its obligations hereunder shall be referenced in its deed, it being agreed that the same shall survive closing and delivery of the deed, and shall run with the land.

          3.   TRANSFER.  The Industrial Discharger's rights hereunder are not
               --------
transferable except to a successor of the Industrial Discharger who assumes all of the obligations of the Industrial Discharger hereunder and only with the written approval of the Municipality and the Association. No such transfer or assumption shall discharge the Industrial Discharger of liability for violation of this Rider.

          4.   INCORPORATED DOCUMENTS. The following documents and requirements
               ----------------------
are incorporated into this Rider as if they were written herein and the Industrial Discharger agrees to comply, at its expense, with their provisions:

          (a) Specific requirements set forth in Appendix C hereto, as the same may be amended from time to time.

          (b) Laws and regulations pertaining to industrial waste, including applicable Federal Categorical Pretreatment Standards, as enacted or adopted by any governmental entity.

          5.   CONFLICTING REQUIREMENTS.  In the event of an conflict between or
               -------------------------
among statutes, resolutions or regulations, prohibitions, limitations, or conditions applicable to the Industrial Discharger, the Industrial Discharger shall comply with the more stringent requirements.

          6.   WASTEWATER DISCHARGE LIMITS.
               ---------------------------

          (a) The wastewater discharged by the Industrial Discharger shall conform at all times to the requirements and wastewater discharge limitations established by the Association, as amended from time to time, and to the requirements and wastewater discharge limitations established by the Municipality, as amended from time to time.

          (b) The current wastewater discharge requirements and quality and quantity limitations of the Association are set forth in Appendix B.

          (c) The current wastewater discharge requirements and quality and quantity limitations of the Municipality are set forth in Appendix A.

          (d) As the Association or the Municipality amend their discharge requirements or quality and quantity limitations, Appendices A and B shall be amended, as applicable, and the amended Appendices shall be attached hereto. The Industrial Discharger shall be informed by the Association or Municipality as appropriate of any changes to the discharge requirements or quality or quantity limitations in Appendices A and B at least thirty days prior to the effective date of change. The Association and Municipality shall use their best efforts to inform the Industrial Discharger at least sixty days prior to the effective date, in the event that any such changes require major changes in pretreatment by the Industrial Discharger. If the public health and safety permit, and the Industrial Discharger's failure to comply with the amended discharge requirements does not itself or with other failures to comply place the Association or Municipality in substantial danger of violating any agreement, permit, regulation or law, then the Industrial Discharger shall be allowed a reasonable extension of time to comply with the changes, provided the Industrial Discharger requests such an extension and submits to the

Association and the Municipality an implementation schedule within the thirty
(30) day period preceding the effective date of the change.

          7.   PRETREATMENT.  The Industrial Discharger shall provide any
               ------------
necessary wastewater treatment to achieve compliance with the discharge limitations specified in this Rider. The right to discharge wastewater into the Municipality's collection system is contingent upon the Industrial Discharger providing such pretreatment. Any facilities required to pretreat wastewater to a level acceptable to the Association or the Municipality shall be provided, operated, and maintained at the Industrial Discharger's expense. Detailed plans showing the pretreatment facilities and operating procedures shall be submitted to the Association and the Municipality before construction of the facility. In no event will the review of such plans and operating procedures by the Association and Municipality relieve the Industrial Discharger from responsibility for the efficacy of the pretreatment facility and the quality and quantity of its effluent.

          8.   MONITORING REQUIREMENTS.
               -----------------------

          (a)  Wastewater Sampling Manhole.  A suitable manhole shall be
               ---------------------------
installed at the location specified in Appendix C to facilitate observation, sampling, and measuring of the wastewater discharge. The Manhole shall be installed and maintained in a safe condition at the expense of the Industrial Discharger and shall be accessible at all times to persons authorized by the Association or the Municipality. The Industrial Discharger hereby consents to the entry upon its land, and agrees to facilitate such entry, by representatives of the Association and Municipality, and consents to the use of the manhole for observation, sampling, and measuring of the wastewater discharge at any time.

          (b)  Sample Collection.  The industrial waste discharged into the
               -----------------
sanitary sewers shall be sampled and analyzed by and at the expense of the Industrial Discharger. Frequency of sampling and analysis shall be during the months of March, June, September, and December. The sampling and analysis shall be representative of conditions occurring during the calendar quarter in which the sample is taken. The Industrial Discharger shall submit to the Association and the Municipality, within 15 days of receipt of the results of the laboratory analysis, a discharge monitoring report. The monitoring report shall include the date, specific place, method, and time of sampling and the names of the person or persons who took the samples; a copy of the original laboratory report listing the results of the analyses, the dates the analyses were performed, the names of the person or persons who performed the analyses, and the analytical methods used; an estimate of the average daily volume of industrial wastewater discharged during the reporting period from the Industrial Discharger's facilities at the site specified in Appendix C; and a certification signed by an authorized representative of the

Industrial Discharger, that the information provided, based on the representative's knowledge and belief, is true and correct.

          If the Industrial Discharger sample and/or analyzes for any pollutant more frequently than required by this Agreement, the Industrial Discharger shall include the results of any observation or analysis in its discharge monitoring report.

          All samples are to be time composited samples collected during the regular industrial waste discharge hours not to exceed 24 hours. The Industrial Discharger shall follow the proper sample preservation techniques set forth in 40 C.F.R. Part 136 and amendments thereto. The Industrial Discharger shall obtain written approval from the Association for the analytical laboratory to be used, prior to submitting its samples to the laboratory for analysis. A composite sample shall consist of a collection of equal volume grab samples combined in a single container. Maximum interval between individual grab samples shall conform to the following schedule:

     Total Industrial Discharge Between             Maximum Interval Samples
Duration in 24-Hours                                    (Minutes)

     10-24 hours (including 10)                               60
     4 to 10 hours (including 4, not including 10)            30
     Less than 4 hours                                        15


          (c)  Analysis Parameters.
               -------------------

               (1) The quarterly wastewater samples must be analyzed for the following substances and characteristics:

               5-Day Biochemical Oxygen Demand

               Chemical Oxygen Demand
               pH

               Suspended Solids

               Total Kjeldahl Nitrogen

               (2) Once per calendar year during the quarterly sampling, wastewater samples must also be analyzed for the following substances:

               Benzidine

               Bromoform

               3, 3-Dichlorobenzidine

               Chlordane

               Chloroform

               Chlorodibromomenthane

               Chromium, VI

               Dishlorobromomethane

               Methyl Bromide

               Methyl Chloride

               Heptachlor

               All analyses shall be performed using methods approved by the United States Environmental Protection Agency and the Pennsylvania Department of Environmental Resources for NPDES reporting.

          9.   NON-COMPLIANCE REPORTING.  The Industrial Discharger shall notify
               ------------------------
the Association and the Municipality of any non-complying discharge within 24 hours of becoming aware of the non-compliance. The Industrial Discharger shall also repeat any sampling and analysis by which it became aware of non-complying discharge and submit the results of the second analysis to the Association and the Municipality within 15 days after becoming aware of the non-compliance. The Industrial Discharger shall provide a written report to the Association and Municipality within 10 days of receipt of a laboratory analysis indicating a non-compliance discharge. The report shall state the nature of the non-compliance, the reason for the non-compliance, and the steps being taken or to be taken to bring the discharge into compliance. The report shall also set forth a reasonable compliance schedule listing the actions to be taken and the date by which they will be taken.

          10.  WASTE CHARACTERISTIC CHANGE. Any proposed changes in facilities,
               ---------------------------
process, or flow which increase the volume of wastewater discharged or the quality of the discharge must be reported to the Association and the Municipality at least ninety (90) days prior to such a change. If required by the Association or Municipality, the Industrial Discharger shall apply for a new Industrial Waste Discharge Agreement which reflects the proposed changes.

          11.  RIGHT OF ENTRY. Any duly authorized representative of the
               --------------
Association or the Municipality, bearing proper credentials and identification, shall be permitted at any reasonable time without prior notice to enter upon all properties served by the Association's treatment plant for the purpose of inspecting, observing, measuring, sampling and testing.

          12.  FILES.  All records and information resulting from the monitoring
               -----
activities required by this Agreement shall be retained permanently by the Industrial Discharger.

          13.  DISCHARGE DILUTION.  The Industrial Discharger shall not increase
               ------------------
the use of process waster, or in any way, attempt to dilute a discharge as a partial or complete substitute for adequate pretreatment to achieve compliance with the limitations established by the Association, or the Municipality, or as set forth in this Agreement.

          14.  PERMIT SUSPENSION.  This Rider and the authorization to discharge
               ------------------
may be cancelled by the Association or the Municipality for any of the following causes:

          (a) Failure of the Industrial Discharger to accurately report wastewater characteristics;

          (b) Failure of the Industrial Discharger to report significant changes in operation which affect wastewater characteristics;

          (c) Refusal of access to the Industrial Discharger's premises for the purposes of observing, sampling, or measuring the wastewater discharge; or

          (d) Any violation of any requirement of this Industrial Waste Discharge Rider; or

          (e) Any default by the Industrial Discharger under the lease or agreement of sale from which the Industrial Discharger's occupancy rights in Eagleview Corporate Center arises.

          If the Industrial Discharger is notified of a cancellation of its rights under this Industrial Waste Discharge Rider, it shall immediately stop the discharge of all industrial wastewater into the Municipality's sewer system.

          15.  FEES AND EXPENSES.  In the event of any change in the
               -----------------
characteristics and quantity of wastewater from those represented by Industrial Discharger to be discharged by it upon the Effective Date, or as may be disclosed on Appendix C, the Industrial Discharger shall pay all of the expenses incurred by the Municipality in its review and approval of such changes, and of modifications to this Industrial Waste Discharge Rider and of those expenses incurred on account of the Association's review and the approval of the same within thirty days of receipt of a bill therefor.

          The Industrial Discharger shall reimburse the Association and the Municipality, as applicable, within 30 days of invoice, for expenses incurred by those bodies for monitoring, inspecting, sampling, and testing (including laboratory analyses) the industrial waste discharge, authorized by this Rider, as necessary to determine the Industrial Discharger's compliance with the requirements of the Association, the Municipality, and this Rider.

          The Industrial Discharger shall also reimburse the Association and Municipality within thirty days of invoice for the expenses (including attorney's fee) incurred by the Association and/or Municipality in enforcing this Rider. Enforcing this Rider for the purposes of the preceding sentence shall include without limitation not only litigation, administrative action, or the like but actions including demands for compliance, investigations to determine compliance, and any other action caused by the Industrial Discharger's failure to comply with any part of this Rider.

          16.  SURCHARGE.  The Industrial Discharger shall be subject to the
               ---------
imposition and payment of a surcharge for extra-strength waste for 5-Day BOD concentrations in excess of 300 mg/1 or suspended solids concentrations in excess of 320 mg/1 or Total Kjeldahl Nitrogen concentrations greater than 45 mg/1. The surcharge calculation shall be based on the following:

          (a) The average of all 5-Day BOD, suspended solids and Total Kjeldahl Nitrogen sample results for the billing quarter, in the Association's records, including the sample results submitted by the Industrial Discharger and results obtained from the Association's and/or the Municipality's sampling.

          (b) The average wastewater flow for the billing quarter, as determined from water consumption records for the Industrial Discharger.

          (c)  The Association's surcharge formulas.

          (d) For industries with multiple wastewater discharge locations, appropriate adjustments to the surcharge formula will be made by the Association for wastewater flows not included in the sampling program.

          (e) The surcharge shall be collected by the Municipality and paid over to the Association.

          17.  MEASUREMENT OF WASTEWATER VOLUME. The Industrial Discharger may
               --------------------------------
install, at its expense, a wastewater flow meter to measure continuously the volume of its discharge to the sanitary sewer system. Plans and specifications for the complete metering facility shall be submitted to the Municipality and the Association for approval prior to installation.

          In the absence of a suitable wastewater flow meter, wastewater flows shall be assumed to equal the metered water usage. Where all of the water used is metered and obtained from a third party, the volume of water usage shall be determined from the third party's meter readings.


          In cases where the Industrial Discharger has sources of water supply in addition to or other than the third party's supply, the Industrial Discharger, at its own expense, shall install a meter or meters, suitable to the Association and the Municipality, to meter the total volume of water usage.


          18.  SLUG DISCHARGES.
               ---------------


          (a) The Industrial Discharger shall provide and maintain at its own expense facilities and management practice adequate to prevent a slug discharge of any regulated or prohibited substance to the sewer system. For the purpose of this Rider, a slug discharge is any discharge of a regulated or prohibited substance of a non-routine, episodic nature, including but not limited to an accidental spill or a non-customary batch discharge. If the Association determines that a slug control plan is needed, the Industrial Discharger shall, within ninety days of receipt of the notice, prepare a plan and submit it to the Association. The plan shall contain, at a minimum, the following elements:


          (1) Description of the discharge practices, including non-routine, batch discharges;


          (2)  Description of stored chemicals;


          (3)  Slug discharge notification procedures;


          (4)  Procedures and facilities to prevent slug discharges.

          (b) In the case of a slug discharge to the sewer system, the Industrial Discharger shall immediately telephone and notify the EWTF at (215) 458-1900 and the Municipality at the telephone number set forth in Appendix C of the incident. The notification shall include information regarding the location of the discharge, the type of pollutants involved, the concentration and volume of the discharge and corrective actions taken and planned.


          (c) Within five calendar days following a slug discharge, the Industrial Discharger shall submit to the Association and to the Municipality a detailed written report describing the cause of the discharge and the measures to be taken by the Industrial Discharger to prevent similar occurrences. Such notification shall not relieve the Industrial Discharger of any expense, loss, damages, or other liability which may be incurred as a result of the slug discharge.


          (d) A notice shall be permanently posted on the Industrial Discharger's bulletin board or other prominent place advising employees whom to call in the event of a slug discharge. The Industrial Discharger shall ensure that all of its employees who may cause or suffer such a slug discharge to occur are specifically advised of the emergency notification procedure.


          19.  SPECIAL REQUIREMENTS.
               --------------------


          The Industrial Discharger agrees to adhere to the Special Requirements in Appendix C, attached hereto.


          20.  ASSOCIATION'S AND  MUNICIPALITY'S  RIGHTS TO ENFORCE.  The
               ----------------------------------------------------
Association and Municipality are intended beneficiaries of the provisions of this Rider, and shall have the right to enforce the same against the Industrial Discharger, notwithstanding the fact that they are not parties to the lease or agreement of sale to which it is attached.

          IN WITNESS WHEREOF, the Industrial Discharger has executed this Industrial Waste Discharge Agreement as of the day and year first set forth herein.


                                        INDUSTRIAL DISCHARGER:




     WITNESS:




     ________________________           BY: ____________________________________

                                            F. Raymond Salemme, Ph.D.

                                            President & Chief Executive Officer

                                            3-Dimensional Pharmaceuticals, Inc.

                                  APPENDIX A

                            DISCHARGE REQUIREMENTS

                     AND QUANTITY AND QUALITY LIMITATIONS

                  OF THE DOWNINGTOWN AREA REGIONAL AUTHORITY



I. The following qualitative limits shall apply to the wastewater discharge to the sanitary sewer system.


     ITEM                                     PARTS PER MILLION
     ----                                     -----------------

1.  Arsenic                                         0.0

2.  Barium                                          2.0

3.  Beryllium                                       1.0

4.  Cadmium                                         0.1

5.  Chromium (hexavalent)                           1.0

6.  Chromium (trivalent)                            1.0

7.  Cobalt                                          0.5

8.  Copper                                          1.0

9.  Cyanides (as CN)                                0.5

10. Iron                                            5.0

11. Lead                                            0.1

12. Manganese                                       1.0

13. Mercury                                         0.0

14. Nickel                                          2.0

15. Phenols                                         1.0

                                  APPENDIX A

                                   (Cont'd)

16. Selenium                                                0.0

17. Zinc                                                    1.0



II. Industrial Discharger shall not discharge nor cause to be discharged, any of the following described substances, materials, or wastes into the sanitary sewer system:


1. Any cooling water, either polluted or unpolluted from industrial or commercial processes.


2. Any ashes, cinders, sand, mud, straw, shavings, metal, glass, rags, feathers, fur, plastics, wood, paunch manure, butchers offal, hair or other solid or viscous substance capable of causing obstruction to the flow in the sanitary sewers or the interference with the proper operation of the sewage treatment plant.


3. Any inert, insoluble solids such as: asphalt, clay, slag, and mill scale, or sludges and slurries.


4. Any waters or waste containing radioactive isocopes.


5. Any vapor or steam.


6. Any liquid having a temperature higher than one hundred forty (140) degrees Fahrenheit.


7. Any fluid waste containing in excess of one hundred 9100) parts per million of fat, oil, wax, grease, either vegetable or mineral, or containing substance s which may solidify between thirty-two (32) and one hundred (100) degrees Fahrenheit.

                                  APPENDIX A

                                   (Cont'd)

8. Gasoline, naptha, fuel oil or other volatile, explosive or flammable substance which by reason of its nature or quality may cause fire or explosion or be in any way injurious to persons, to the sanitary sewers or to the wastewater treatment facilities.


9. Any unshredded garbage. The installation and operation of any garbage grinder equipped with a motor of three quarter (3/4) horsepower or greater shall be subject to review and approval by the Authority.


10. Any fluid having a pH lower than six (6.0) and higher than nine (9.0).


11. Any wastewater containing any substances which are not compatible to treatment or reduction by the biochemical wastewater treatment processes employed or are amenable to the treatment only to such a degree that the effluent of the treatment works cannot meet the requirements of agencies having jurisdiction over the discharge to the receiving stream.


12. Any waste collected from septic tanks, cesspools, holding tanks, privies, or chemical or portable toilets.


III. The Discharger shall comply with the mass loading limits for 5-Day Biochemical Oxygen Demand, Suspended Solids, Total Kjeldahl Nitrogen, and Chemical oxygen Demand. The magnitude of the allowable loading shall depend on the establishment's average daily industrial waste discharge volume for the calendar quarter according to the following:


1. For Industrial Waste discharges less than 17,000 gpd, the daily loading shall not exceed 140 pounds per day of 5-Day Biochemical Oxygen demand, 140 pounds per day of Suspended Solids, 15 pounds per day of Total Kjeldahl Nitrogen, and 280 pounds per day of Chemical Oxygen Demand.


2. For Industrial Waste discharges greater than 17,000 gpd, the daily loading limit, in units of pounds per day, shall be established in accordance with the following formulas:

                                  APPENDIX A

                                   (Cont'd)

     (a) BOD5 Limit - 8,340 Q

     (b) Suspended Solids Limit - 8,340 Q

     (c) Total Kjeldahl Limit - 625 Q

     (d) Chemical Oxygen Demand Limit - 16,680 Q


   where Q = Allowable Industrial Waste discharge volume, in units of million gallons per day, as established in the Industrial Waste Discharge Agreement


     In order to assure the full utilization of the DRWPCC's permitted hydraulic capacity and to protect the quality of the DRWPCC's effluent, DARA will periodically review the adequacy of the mass loading limits and may, from time to time, adjust the mass loading limit formulas.

                                                                      Appendix B






                          INDUSTRIAL WASTE ORDINANCE


                                    OF THE


                            BOROUGH OF DOWNINGTOWN

     Enacted August 14, 1974

     ACCEPTANCE OF INDUSTRIAL WASTES AND _______________________

(ILLEGIBLE PORTION OF PAGE - TOP OF PAGE CUT OFF WHEN COPYING)

     PROHIBITING THE DISCHARGE OF CERTAIN TYPES OF WASTE INTO THE DOWNINGTOWN REGIONAL WASTEWATER SYSTEM; REQUIRING PRELIMINARY TREATMENT OF CERTAIN INDUSTRIAL WASTES; IMPOSING CERTAIN CONDITIONS IN CONNECTION WITH PRELIMINARY
TREATMENT: PROVIDING THE BASIS FOR SEWER RENTALS OR CHARGES FOR THE USE OF THE SYSTEM AND THE HANDLING AND/OR TREATMENT OF INDUSTRIAL WASTES: REQUIRING THE EXECUTION OF A WRITTEN AGREEMENT PRIOR TO ACCEPTANCE OF INDUSTRIAL WASTE:
PROVIDING FOR PENALTIES AND SURCHARGES.


          WHEREAS: The economy and desirability of the treatment of combined industrial waste and sanitary sewage is recognized, not all types or unlimited quantities of industrial waste can be so treated; and


          WHEREAS: It shall be the established policy of the Borough of Downingtown to admit to the fullest extent practicable those types and quantities of industrial wastes that (1) are not harmful to the structures, collection system, processes, personnel or the operation of the Downingtown Regional Waster Pollution Control Facilities, or (2) are not specifically prohibited by this ordinance, the Commonwealth of Pennsylvania - Department of Environmental Resources, the United States Environmental Protection Agency or any other legal regulatory agencies with jurisdiction concerning these matters; and


          WHEREAS: It is recognized that to provide this service, above normal operating effort and facility utilization may be required, the cost of which must be borne by the organization receiving the benefits;


          NOW, THEREFORE, BE IT ENACTED AND ORDAINED by the Mayor and Borough Council of the Borough of Downingtown and it is hereby enacted by the authority of the same:


     SECTION I. DEFINITIONS
                -----------


     As used herein, the following terms shall have the meanings stated:

     1.   "Borough" shall mean the Borough of Downingtown, Chester County,
           -------
Pennsylvania.


     2.   "Consulting Engineer" shall mean the engineer retained by the
           -------------------
Borough, versed in Sanitary Engineering.


     3.   "Person" shall mean any individual, group, company, association,
           ------
society or corporation applying for permission to connect or use the Downingtown Regional Wastewater system.


     4.   "Downingtown Regional Wastewater System" shall mean the treatment
           --------------------------------------
facilities, pumping station, interceptor lines, meter pits and appurtenance _________ (blank from top of page cut off on xerox copy) purpose of receiving, conveying and treating wastewater from Downingtown and outlying communities connected to the Downingtown Regional System by Agreement.


     5.   "Wastewater" shall mean the normal water borne waste from a household,
           ----------
and toilet wastes from residences, business buildings, institutions, commercial and industrial establishments.


     6.   "Sanitary Sewers" shall mean the system of pipes and facilities
           ---------------
operated by the Borough for the collection of domestic wastewater and acceptable industrial wastes in and for the Borough of Downingtown.


     7.   "Industrial Waste" shall mean any solids, liquids, or gaseous
           ----------------
substance or form of energy rejected or escaping from any industrial, manufacturing trade or business process or from the development, recovery or processing of natural resources and distinct from wastewater.


     8.   "Commercial Establishment" shall mean any structure intended to be
           ------------------------
used wholly or in part for the purpose of carrying on a trade, business, or profession or for social, amusement, religious, educational, charitable or public uses.

     9.   "Industrial Establishment" shall mean any structures intended to be
           ------------------------
used wholly or in part for the manufacturing, fabricating, storing, or warehousing, processing, cleaning, laundering or assembling of any product, commodity or article.


     10.  "Private dwelling or living unit" shall mean any structure intended to
           -------------------------------
be occupied as a whole by one family or an apartment intended to be occupied by one family or any other one-family living unit.


     11.  "Average daily flow" shall mean the past quarters' total wastewater
           ------------------
divided by 91.25.


     12.  "Downingtown Regional Water Pollution Control Center" shall mean all
           ---------------------------------------------------
the facilities for treating and disposing of wastewater, as are required to meet the requirements set forth by the Pennsylvania Department of Environmental Resources or agency holding jurisdiction.


     13.  "Compatible Pollutant" shall mean biochemical oxygen demand, suspended
           --------------------
solids, pH, and fecal coliform bacteria, plus additional pollutants the Downingtown Regional Water Pollution Control Center was designed to treat, and in fact does remove to a substantial degree. The term substantial degree is not
                                                      -----------
subject to precise definition, but generally contemplates removals in the order of 80 percent or greater. Minor incidental removals in the order of 10 to 30 percent are not considered substantial. Examples of the additional pollutants which may be considered compatible, but which must be evaluated on an individual basis, include:


     14.  (BLANK from top of page cut off in xeroxing)

     Fats, oils, and greases of animal or vegetable origin


     15.  "Incompatible Pollutant" shall mean any pollutant which is not defined
           ----------------------
as a compatible pollutant.

     16.  "Regulatory Agency" shall mean the Pennsylvania Department of
           -----------------
Environmental Resources, its agents or other agency holding jurisdiction with regard to the enforcement of the terms of any Permit given for permission to continue operating at the Downingtown Regional Water Pollution Control Center.


     17.  "Major Contributing Industry" shall mean an industry that (1) has a
           ---------------------------
flow of 50,000 gallons or more per average work day; or (2) has a flow greater than five percent of the flow carried by the municipal system receiving the waste; or (3) has in its waste a toxic pollutant in toxic amounts as defined in standards issued by Regulatory Agencies; or (4) has a significant impact, in standards issued by Regulatory Agencies; or (4)has a significant impact, either singly or in combination with other contributing industries, on the wastewater facilities or on the quality of the effluent from that treatment works.


     18.  "Pretreatment" shall mean treatment of wastes from industrial sources
           ------------
before their introduction into the sanitary sewers or wastewater mains.


     19.  "Suspended Solids" shall mean the solids that either float on the
           ----------------
surface or are in suspension in water, wastewater or other liquids which are removed by laboratory filtration.


     20.  "BOD (Biochemical Oxygen Demand)" shall mean the quantity of oxygen
           ------------------------------
expressed in parts per million (milligrams per liter) by weight, utilized in the biochemical oxidation of organic matter under laboratory procedure that shall be found in the latest revised edition of Standard Methods.


     21.  "Chlorine Demand" shall mean the amount of Chlorine in parts per
           ---------------
million (milligrams per liter) by weight, which must be added to the wastewater to produce a specified residual chlorine content or to meet the requirements of some other objective, in accordance with procedures set forth in Standard Methods.


     22.  "pH" shall mean the logarithm of the reciprocal of the hydrogen-ion
           --
concentration expressed in moles per liter and indicate the degree of acidity or alkalinity of a substance.


     23.  "PPM" (parts per million) shall be synonymous with milligrams per
           ---
liter for purposes of this Ordinance. The unit shall be a weight to weight ratio: the parts per million of a substance multiplied by the factor 8.343 shall be equivalent to pounds of substance per million gallons of wastewater.


     24.  "Standard Methods" shall mean the laboratory and analytical
           ----------------
__________________ (blank from top of page cut off when xeroxed) American Public Health Association, the American Water Works Association and the Water Pollution Control Federation.


     25.  "Garbage" shall mean the solid waste from the domestic and commercial
           -------
preparation, cooking and disposal of food, and from the handling, storage and sale of produce.


     26.  "Slug" shall mean any discharge of wastewater or waste exceeding a
           ----
concentration or flow greater than five times that of an average 24-hour discharge, which is discharged for a period of 15 minutes or more duration.


     27.  "Surcharge" shall mean the additional charge in excess of the basic
           ---------
charge and never less than the basic charge for the treatment of industrial waste, based upon the extra strength of waste applied as a factor against charges for sanitary sewage.


     28.  "Shall" is mandatory, "May" is permissive.
           -----


     SECTION II. ADMISSIONOF INDUSTRIAL WASTE
                 ----------------------------


          1. (a) In order to control the admission of industrial waste or any other waste not defined either as sanitary wastewater or a compatible pollutant for discharge into the sanitary sewer system, the written approval of the Borough must be obtained prior to the discharge of such waste, and as evidenced in writing by an industrial waste discharge agreement.


               (b) As not all waste can be satisfactorily treated at the wastewater treatment facilities, pretreatment may be required before acceptance into the sanitary sewers. Any waste containing substances which are not compatible to treatment or reduction by the biological treatment processes employed or are amendable only to such a degree that the treatment works effluent cannot meet the required degree of purity required by Regulatory Agencies having jurisdiction over the discharge to the stream, such waste will require pre-treatment to the degree as negotiated by the agreement.


          2. (a) Each industry making application for permission to discharge an industrial waste into the sanitary sewers shall furnish complete information as to the quantity of such waste, the nature and quality of materials therein and the characteristics thereof. Such application shall be the basis for negotiation of an agreement.


               (b) Any person, firm or corporation presently discharging industrial waste into the sanitary sewers, shall within 90 days after notification by the Borough, file an application for the continued use of the sanitary sewers and submit the information required in paragraph 2(a) for consideration for an agreement.


               (c) Except by special permission, the average daily flow of any single waste shall be limited to .5% of the average daily flow received by the treatment facilities, _______________ (blank from top of page cut off when xeroxed) waste can be discharged into the sanitary sewers shall be a the discretion of the Borough or the Consulting Engineer.


               (d) Adequate means shall be provided at each industrial connection with the wastewater main for periodic sampling. A suitable manhole shall be installed in the building's sewer line discharging the waste into the wastewater main to facilitate observation, sampling and measure of the waste being discharged. Such manhole shall be constructed in accordance with the plans and specifications approved by the Borough. The manhole shall be installed and maintained in a safe condition at the expense of the Owner and to be so located as to be accessible at all times to authorized employees of the Borough without the consent of the Owner. Samples for the determination of all characteristics and concentrations of the waste shall be collected in such a manner as to be representative of the actual quality of the waste, and "Standards Methods of Analysis" shall be used.


               (e) Any authorized employee of the Borough bearing proper credentials and identification shall be permitted to enter upon any private property discharging industrial waste into the wastewater main at any time for the purpose of observation, measuring, sampling, repair and maintenance of any portion of the wastewater main which is an obligation of the Borough.

               (f) No person shall maliciously, willfully, or negligently break, uncover, deface or tamper with any structure, appurtenance or equipment which is part of the Borough's Wastewater System. Any person violating the provision shall be subject to a fine of not less than ten ($10.00) dollars nor more than one thousand ($1,000.00) dollars plus all costs incurred in restoration, repair and/or regulatory agency fines placed against the Borough.


               (g) The Borough reserves the right to cancel any agreement between the industry and the Borough upon the industry's violation of the conditions of this Ordinance or the Agreement. Agreements for industrial water(?) will be written for a one-year period. If the Borough elects not to cancel the agreement on or before its anniversary, the agreement will automatically renew itself for another period of one (1) year.


     SECTION III. DISCHARGES OF PROHIBITED WASTES
                  -------------------------------


          Except as otherwise provided in this Ordinance no person shall discharge nor cause to be discharged any of the following described substances, materials or wastes into the sanitary sewers.


     1. Any cooling water, either polluted or unpolluted from industrial or commercial processes.


     2. Any ashes, cinders, sand, mud, straw, shavings, metal, glass, rags, feathers, fur, plastics, wood, paunch manure, butchers offal, hair or any other solids or viscous substance capable of causing obstruction to the flow in the wastewater ________________ (blank from top of page cut off when xeroxed) the Downingtown Regional Wastewater System.


     3. Any inert insoluble solids such as: asphalt, clay, slag, and mil scale, or sludges and slurries.


     4. Any waters or waste containing radioactive isotopes.


     5. Any vapor or steam.

     6. Any liquid having a temperature higher than one hundred forty (140) degrees Fahrenheit.


     7. Any fluid waste containing in excess of one hundred (100) parts per million of fat, oil, wax, grease, either vegetable or mineral, or containing substances which may solidify between thirty-two (320 and one hundred (100) degrees F.


     8. Gasoline, naptha, fuel oil or other volatile, explosive or flammable substance which by reason of its nature or quality may cause fire or explosion or be in any way injurious to persons, to the sanitary sewers or to the wastewater treatment facilities.


     9. Any unshredded garbage. The installation and operation of any garbage grinder equipped with a motor of three quarter (3/4) horsepower or greater shall be subject to review and approval by the Borough.


     10. Any fluid having a pH lower than five and five-tenths (5.5) and higher than eight and five-tenths (8.5).


     11. Any waste water containing any substances which are not compatible to treatment or reduction by the biochemical waste water treatment processes employed or are amenable to the treatment only to such a degree that the effluent of the treatment works cannot meet the requirements of agencies having jurisdiction over the discharge to the receiving stream.


     SECTION IV. QUALITATIVE LIMITS
                 ------------------


          The following limits shall be applied to all industrial waste discharges to the wastewater system of the Borough:

      ITEM                                                   PARTS PER MILLION
      ----                                                   -----------------

1.  Arsenic                                                        0.05

2.  Barium                                                          2.0

3.  Beryllium                                                       1.0

4.  Biochemical Oxygen Demand (Total)                            1000.0

5.  Bromides                                                      250.0

6.  Cadmium                                                         0.1

7.  Chemical Oxygen Demand                                       2000.0

8.  Chlorides                                                     500.0

9.  Chlorine Demand (15 minutes)                                   50.0

10. Chromium (hexavalent)                                           1.0

11. Chromium(trivalent)                                             1.0

12. Cobalt                                                          0.5

13. Copper                                                          1.0

14. Cyanides (as CN)                                                0.5

15. Fluorides                                                      10.0

16. Hydrogen Sulfides                                               0.1

17. Iron                                                            5.0

18. Lead                                                            0.1

19. Manganese                                                       1.0

20. Mercury                                                        0.05

21. Nickel                                                          2.0

22. Ammonia Nitrogen (as N)                                        30.0

23. Nitrate Nitrogen (as N)                                            10.0

24. Phenols                                                            0.05

25. Phosphates (as PO4)                                                50.0

26. Selenium                                                           0.05

27. Sulfates                                                          500.0

28. Suspended Solids                                                 1000.0

29. Tin                                                                 2.0

30. Total Dissolved Solids                                           1000.0

31. Zinc                                                                1.0


          Limits subject to further reduction as required of the Borough by Regulatory Agencies or as technical revelations may dictate.


          The industrial waste discharged into the sanitary sewers shall be sampled and analyzed by and at the expense of the discharger and results of laboratory analyses shall be submitted to the Borough within fifteen (15) days. Frequency of sampling and analysis shall be quarterly (4 times per year) as a minimum. Discharges having a significant contribution to the system, or which are variable in composition, will require more frequent monitoring, possibly monthly, weekly or daily. The requirement shall be incorporated into the discharge Agreement.


          The laboratory analyses shall be made on a representative composite wastewater sample, and all analytical procedures shall be consistent with the latest revised edition of Standard Methods. The choices of analytical laboratory shall be subject to approval by the Borough.


     SECTION V. SOURCES OF INDUSTRIAL WASTES
                ----------------------------


          The following industries are generally significant sources of industrial waste and re included herein for guidance. This list is by no means complete as it is not practical to itemize all industrial activities:

     Paper and Allied Products

     Dairy Products

     Textiles

     Seafoods

     Pharmaceuticals

     Leather Tanning and Finishing

     Sugar

     Petroleum Refining

     Meat Products

     Grain Milling

     Fruit and Vegetables

     Beverages

     Plastic and Synthetic Materials

     Blast Furnaces, Steel Works, and Rolling and Finishing

     Organic Chemicals

     Metal Finishing and Electroplating

     Inorganic Fertilizers

     Electric and Steam Generation

     Aluminum

     Flat Glass, Cement, Lime, Concrete Products, Gypsum, and Asbestos

     Inorganic Chemicals

     Industrial Gas Products

     Food Processing or Products

     SECTION VI. MEASURING VOLUMES FOR THE PURPOSES
                 ----------------------------------

                 OF RENTAL RATES AND SURCHARGES
                 ------------------------------


          A.   Methods of Measuring Volumes:
               ----------------------------


               1. Whenever a person purchases all water used from the Borough and discharges the same volume as Domestic and/or Industrial Waste into the Wastewater System, the volume of water used, as determined from meter readings of the Borough, shall be used in computing the wastewater rentals.


               2. In cases where persons have sources of water supply in addition to or other than the Borough and discharge Domestic Wastewater and/or Industrial Wastewater into the Wastewater System, those persons shall permit the Borough to install a meter on such additional or other source of supply. The total amount of water consumed, as shown by these meter readings, will be used in computing the wastewater rentals.



         [page cut off at top]



     any part of the water so used is not discharged into the wastewater system, the quantity of water used to determine the wastewater rentals shall be computed by one of the following methods:


          Method No. 1 - By placing a meter or measuring device on the
          ------------
     wastewater connection. The readings from the meter or measuring device shall be used in computing the wastewater rentals.


          Method No. 2 - By placing a meter or measuring device on the effluent
          ------------
     not discharging into the Wastewater System. The reading from this meter or measuring device will then be deducted from the total water meter readings, and the remainder will be used in computing the wastewater rentals.

          Method 3 - When, in the opinion of the superintendent of the
          --------
     Wastewater Department, it is not practical to install measuring devices to determine continuously the quantity of water discharged or not discharged into the Wastewater System, the Superintendent of the Wastewater Department will determine, in such manner and by such method as he may prescribe, the percentage of total water used which is discharged into the Wastewater System and the quantity of water used to compute the wastewater rentals shall be the percentage so determined. Any dispute as to the percentage of such discharge determined by the Superintendent of the Wastewater Department shall be submitted to the Borough Council, whose decision on the matter shall be final for the current calendar year.


          B.   Measuring Devices
               ------------


               All meters or measuring devices required to be used under the provisions of this Ordinance (except those provided by the Borough for a normal water service) shall be furnished and installed by the Borough at the expense of the property owner. All such meters or measuring devices shall be under the control of the Borough and may be tested, inspected or repaired by the Borough employees whenever the Superintendent of the Wastewater Department shall deem necessary. The Owner of the property upon which such measuring device is installed shall be responsible for its maintenance and safekeeping, and all repairs thereto shall be made by the Borough, at the property owner's expense, whether such repairs are made necessary by ordinary wear and tear or other causes. Bills for such installation and repairs shall be due and payable at the same time and collected in the same manner as are the bills for Wastewater services: such bills from and after their due date, shall institute a lien upon the property upon which such measuring device is installed.


          C.   Meter Readings
               --------------


               The Borough shall be responsible for the reading of all meters or measuring devices, and they shall be made available to Borough employees for meter reading at any reasonable time.


          SECTION VII.   MISCELLANEOUS PROVISIONS
                         ------------------------

          Changes in classification, additional classification and modification of the definition of industrial waste customer, time and methods of payments, penalties, delinquent wastewater rentals, liens, and enforcement shall be consistent and in accordance with the Basic Rate Ordinance of the Borough, as it may from time to time be amended.


          In the event that an industry illegally discharges its waste into the wastewater system which causes damage to the system or the wastewater treatment facilities or to any employee thereof, or the discharge of any substance that damages the receiving stream, the Industry shall be liable for the damage thereof; this shall include all costs incurred for restoration, replacement, fines, etc. The limit of the damage shall be determined by the Borough and the Industry shall be billed therefor. Legal action may be taken to enforce collection and/or the Borough may resort to the termination of their connection to the wastewater system, and/or shall institute a lien upon the industrial property making said illegal discharges.


     SECTION VIII.  SURCHARGE FORMULA
                    -----------------


          Industrial waste of unusual strength or character accepted by the Borough for treatment shall be subject to a surcharge to be paid by the industry concerned. The basic rate for the purpose of surcharge calculation shall be the rate per thousand gallons as set forth in the Rate Ordinance for wastewater.


          The magnitude of the surcharge is based upon the degree to which the waste exceeds the strength of normal sanitary sewage. These normal values are:


               (a)  A 5-day, 20(degree)C. BOD of 240 ppm.


               (b)  A suspended solids content of 300 ppm.


               (c)  A fats, oils, and grease concentration of 100.


               (d)  A chlorine demand of 20 ppm.

     Surcharge Factor - 1 - (0.45) A-240 + (0.41) B-300 - (0.10) C-100 - (0.04) D-20

                                   -----          -----          -----          ----

                                    240            300            100            20



     Where Q = Water usage in gallons per quarter

           A = BODs in ppm

           B = Suspended solids in ppm

           C = Fats, oils and grease in ppm

           D = Chlorine demand in ppm


     The surcharge factor shall not be less than one (1) nor shall any term in the factor be negative.


               (e) Waste containing substances or materials beyond those contained in the surcharge formula and which are acceptable for treatment by the Borough, but with extra care and costs, the Borough may accept such waste after a study of the waste has been made and a special surcharge cost term has been established.


               (f) In order to ascertain the strength of every industrial waste, the Borough shall cause appropriate analysis to be made of each and every industrial waste entering the sanitary sewer system at least four times each year, the average of which shall be used to establish the surcharge.

     SECTION IX. VALIDITY
                 --------


          The provisions of this Ordinance are several and if any provision or part thereof shall be held illegal, invalid or unconstitutional, it shall not affect or impair any remaining provisions or parts of this ordinance. It is hereby declared to be the legislative intent that this ordinance would have been adopted if such invalid or unconstitutional provisions had not been included therein.


               All ordinances or parts of ordinances inconsistent hereto are hereby repealed.


               Adopted this ___ day of ___________, 1974.



                                                            /s/
                                                         -----------------------

                                                            President of Council



     Attest:    /s/
             -------------------

                   Secretary


                    Approved this ___ day of ___________, 1974.



                                                               /s/
                                                         -----------------------

                                                            Mayor



                                  APPENDIX C
                                  ----------


                             SPECIFIC REQUIREMENTS
                             ---------------------

          1.   The volume of discharge permitted hereunder and referred to in
Section 1 is 200 qpd.


          2. The site referred to in Sections 1 and 8(b) of this Industrial Waste Discharge Agreement is the Metzeler Motorcycle Tire North America Corporation facility located at Suite 106, 400 Eagleview Boulevard, Exton, PA 19341.


     3. The Resolution of the Authority referred to in Section 4(a) of this Industrial Waste Discharge Agreement was adopted on February 19, 1990.


          4. The Ordinance of the Municipality referred to in Section 4(b) of this Industrial Waste Discharge Agreement was enacted on May 29, 1990.


        **5.   The sampling manhole referred to in Section 8(a) of this
Industrial Waste Discharge Agreement has been installed in the sewer line from 400 Eagleview Boulevard prior to the point where the line connects to the Municipality's sanitary sewer system.


          6.   In addition to the substances and characteristics listed in
Section 8(c)(1), the Industrial Discharger shall also have the quarterly wastewater sample analyzed, at its own expense, for the following:


               Color

               Silver

               Toluene

               Trichlorethane

               Trichloroethene

          7. The telephone number of the Municipality referred to in Section 18(b) is (215) 363-9450.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                              PHASE II EXPANSION




                                BASIS OF DESIGN




                            BCE PROJECT NO. 307118





                        BALA CONSULTING ENGINEERS, INC.

                         231 Clarksville Road, Suite I

                            Lawrenceville, NJ 08648

                           Revised: October 31, 1997

                               TABLE OF CONTENTS


                                                                   Pages
                                                                   -----

     EXECUTIVE SUMMARY                                               1

     ARCHITECTURAL                                                 2-7

     HEATING, VENTILATING AND AIR CONDITIONING                    8-22

     EXECUTIVE SUMMARY
--------------------------------------------------------------------------------

     3-Dimensional Pharmaceuticals, Inc. (3-DP) is contracting with The Hankin Group to construct an addition to their headquarters facility which contains their administrative and laboratory functions. The first phase of this work was completed in 1995. The second phase addition is expected to begin construction around September of this year, for an occupancy the first quarter next year. The fit-out of this phase is to allow a complete operation including programmed expansion through the year 2002. This will require an additional 15,000 square feet of building area added to the existing 15,000 square feet.

     The tone of the first phase has been successful, and the same design is to continue. The new facility expresses an approach of the 21St century, by being a facility which expresses their highly technical nature. This Basis of Design will focus on the expansion of the interior environment Electrical considerations are not a part of this report.

     This building continues to be a non-smoking facility. A smoking area will be designated on the grounds.

         ARCHITECTURAL
--------------------------------------------------------------------------------

         OFFICE FACILITIES

         It continues to be the 3-DP philosophy to take a team approach in research. They state all the staff are in this venture together. Because of this philosophy the appearance of offices is to reflect their uniformity. Each person will have a standard office format in which they can perform their functions. All offices, and work stations will have computer terminals connected to the in-house network systems. During the programming phase of this work, flexibility is to be considered, however, the privacy of researchers is also to be respected.

         Executive Offices 31 through 37 will be demolished and moved to the new addition. There will be 10 new Executive Offices including relocated offices for the CEO, CFO and the CSO. An additional 9 offices are needed for PhD's at 8'xlO' each.

         All new administrative and laboratory offices will have the standard Eagle view carpet. New executive offices will receive upgraded carpet similar to that found in existing executive offices. Walls will be low luster painted gypsum wall board, and the ceilings will be acoustic ceiling panels on a suspended exposed painted metal grid.

         Administration:
         --------------

                  Population:       9

                  Area:    910 square feet

                  Offices are to be provided for the CFO at 120 square feet and an adjoining 230 square foot office. There are to be seven (7) additional administrative offices of 80 square feet each.

         Research Offices:
         ----------------

                  Population:       7

                  Area:    600 square feet

                  Offices are to be 120 square feet for the senior chemist and six (6) PhD offices at 80 square feet each.

         Administrators Offices:
         ----------------------

                  Population:       2

                  Area:    220 square feet

                  The CFO administrator is to have a 120 square foot open cubical and the senior scientist is to have an open cubical of 100 square feet

         Open Office Area:
         ----------------

         ARCHITECTURAL
--------------------------------------------------------------------------------


                  Population:       40

                  Area:    1,940 square feet

                  Open office is required to serve the laboratories in the addition. This Open Office Area is split between the Chemistry Lab (28 people) and the Biology Lab (12 people).

         Facilities Manager's Office:
         ---------------------------

                  Population:       I

                  Area:    200 square feet

                  The facilities manager requires a private office. Finishes are to be similar to the adjacent corridor space. This office will be near the Mechanical Room.


         LABORATORY FACILITIES

         Chemistry Laboratory:

         The wet chemistry laboratory will be an open laboratory of 2,700 square feet. The wet laboratory requires 5-foot entries from a service corridor, and 3-foot entries from the office area. The service corridor to the laboratories is to be 8 feet in width. The service exit corridor is to be 9 feet in width. Each lab will have vinyl composition tile flooring, epoxy painted gypsum board walls, and NRC 60 minimum vinyl faced acoustic ceiling panels, in a suspended exposed painted metal gild. Standard metal benches will have epoxy resin bench tops at 36" nominal height Services to the chemistry laboratories will include hot and cold water to three (3) laboratory sinks, and cold water and oil-free instrument grade compressed air to each of the twelve (12) chemical fume hoods. A vented solvent storage cabinet will be located under six (6) hoods and a vented acid cabinet under the six (6) adjoining fume hoods. Each hood will have two (2) cup sinks with cold water and compressed air as standard. Laboratory vacuum and inert gas services to fume hoods can be provided as an Owner-approved option. Each hood will also have two (2), 120V, 20A duplex service outlets.

         Optional vacuum will be Centralized in a building system or independent near laboratory fume hoods. If requested by Owner, inert gas piping can be provided from the manifold in the Service Corridor to the wall side benches or located independently within the laboratories. The three (3) epoxy resin sinks will each have an eye wash. The laboratory will also have access to safety showers in the Corridor.

         There will be twelve (12) 8-foot fume hoods in the chemistry laboratory. The laboratory is to have space for robotics to be added.

         ARCHITECTURAL
--------------------------------------------------------------------------------


         Biology Laboratory

         This new 900 square foot laboratory requires three (3) sinks with hot and cold water, an 8'-O" fume hood with two (2) cup sinks, cold water and compressed air. Electrically, the fume hood requires two (2) 120V 20 AMP duplex service outlets. The fume hood will have a vented solvent storage cabinet below.

         Solvents will be based on common Biology Lab usage. Radioisotopes may also be used in trace amounts.


         NMR Laboratory

         A 230 square foot NMR laboratory will be located away from movable metal objects and car traffic. It will be located on an outside wall with an exterior warning barrier for the magnetic field. This laboratory will contain a sensitive imaging device.


         Environmental Cold Room Laboratory

         A second environmental cold room is needed to supplement the existing cold room. Approximately 100 square feet is needed. A 10-foot bench is also required.


         BUILDING SUPPORT SPACES
         -----------------------

         Existing Building Modifications:

         Break Room:
         ----------

                  Population:       I

                  Area:    150 square feet

                  Provide an office for the CSO at the existing break room area. The balance of the break room will be used as is and providing an exit to the building.

         Library:
         -------

                  Population:       2

                  Area:    200 square feet

                  Provide two (2) offices for Laboratory 18 and relocate the library.

         Existing Main Conference Room:
         -----------------------------

                  Expand the conference room 160 square feet.

         ARCHITECTURAL
--------------------------------------------------------------------------------


         Coffee Areas:
         ------------

                  Population:       0

                  Area:    Existing

                  Relocate the coffee area next to the expanded conference room. The area will remain approximately 60 square feet at the former office area.

         Laboratory Storage:
         ------------------

                  Population: 0

                  Area:    Existing

                  A new laboratory storage room will take approximately 125 square feet of former office area.

         Archive Mobile Storage:
         ----------------------

                  Population:       0

                  Area:    Existing

                  310 square feet of former office area will be used for a mobile storage filing system. This system is track mounted and lockable when not in use.

         Administrator to the CEO:
         ------------------------

                  Population:       1

                  Area:    Existing

                  Will be relocated to permit corridor passage to the addition. It will remain at approximately 120 square feet

         Business Development Office:
         ---------------------------

                  Population:       1

                  Area:    Existing

                  The Business Development Office will be located at the current CEO office. The CEO will move to the adjoining office. No physical plan changes are required.

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         Storage:
         -------

                  Population:       0

                  Area:    Existing

                  Building storage is to have access to the main service corridor. The space will be approximately 100 square feet.

         Addition:
         --------

         Meeting Room:
         ------------

                  Population:       0

                  Area:    900 square feet.

                  This space is needed to seat up to 100 people for presentation. The space is also to contain 100 linear feet of shelving for library reference. Off of the meeting room will be a kitchenette to serve the space as a break room. 50 square feet is required to contain casework with a sink and a refrigerator/freezer.

         Computational Room:
         ------------------

                  Population:       0

                  Area:    150 square feet

                  Data transmission lines, servers, and telephone lines will be housed in this space. This server room is to be networked with the present computational room.

         Chemical Storage Room:
         ---------------------

                  Population:       0

                  Area:    70 square feet

                  The chemical storage room is to have 3-60 gallon vented solvent storage cabinets. Floor and shelf space is needed for other chemicals.

         Mechanical Room:
         ---------------

                  Population:       0

                  Area:    450 square feet

                  A Mechanical Room will contain boiler equipment, hot water heater and motor control centers for roof top equipment

         Toilet Rooms:
         ------------

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         The male and female toilet rooms are to have four (4) stalls each. They will have Ceramic tile floors and painted wails with ceramic tile behind the water closets.

         The existing loading dock and janitor's closet will serve this addition.

                                      -7-

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         GENERAL

         Systems will be designed In accordance with the latest applicable Codes, Standards, and Authorities having jurisdiction and In accordance with current engineering practices. Items denoted with an asterisk (*) represent specific Owner requirements.

         DESIGN CRITERIA

         Ambient Weather Criteria: Outdoor ambient conditions used for the
         ------------------------
         design of the HVAC systems will be based on tabulated data for West Chester, Pennsylvania from the 1993 ASHRAE Handbook -Fundamentals.

                  Administrative Office Areas:

                  Winter:
                  ------

                  Dry bulb:         13(degree)F (97.5% frequency of occurrence)

                  Humidity:         0 grains per pound of dry air

                  Wind:             15 mph

                  Summer:
                  ------

                  Dry bulb:         89(degree)F (2.5% frequency of occurrence)

                  Wet bulb:         74(degree)F (coincident with design dry
                                    bulb)

                  Mean daily range: 20(degree)F

                  Wind:             7.5 mph

                  Laboratory Areas:

                  Winter:
                  ------

                  Dry bulb:         9(degree)F (99% frequency of occurrence)

                  Humidity:         0 grains per pound of dry air

                  Wind:             15mph

                  Summer:
                  ------

                  Dry bulb:         92(degree)F (1% frequency of occurrence)

                  Wet bulb:         75(degree)F (coincident with design dry
                                    bulb)

                  Mean daily range: 20(degree)F

                  Wet bulb for

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                  evaporative cooling:      77(degree)F (1% frequency of
                                            occurrence)

                  Dry bulb:         85(degree)F (assumed coincident with design
                                    wet bulb)

                  Wind:    7.5 mph

         Space Temperature and Humidity: These criteria indicate indoor design
         ------------------------------
conditions to be maintained within the building when outdoor conditions are within the limits described above.


         Offices, Office Support, Conference Rooms:

         Summer:  75(degree)F db/50% RH (+3(degree)F db,+/-10% RH)

         Winter.  70(degree)F db/30% RH (+10% RH)


         Laboratories, Lab Support Areas:

         Summer:  72(degree)F db/50% RH (+3(degree)F db,+7.5% RH)

         Winter:  70(degree)F db135% RH (+7.5% RH)


         Mechanical and Electrical Equipment Rooms:

         Summer   105(degree)F db maximum (ventilated to maintain temperatures
10(degree)F above ambient)

         Winter            60(degree)F db minimum


         Internal Load Criteria

         People:

                                    Sensible Heat Gain          Latent Heat Gain
                    Area            BTU/H                       BTU/H
                    ----            -----                       -----

                    Offices         250                         200
                    Laboratories    250                         250


         Lighting:

                                    Heat Gain
                    Area            Watts/Sq. Ft.
                    ----            -------------

                    Offices         2.0
                    Laboratories    2.5
                    Corridors       1.0

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         Equipment:

                                    Heat Gain
                    Area            Watts/Sq. Ft.
                    ----            -------------

                    Offices             3.5
                    Laboratories        10.0
                    Corridors           0.0


         Where available, specific heat gain data and use schedules for actual equipment will be used.


         Ventilation Criteria

         In general, laboratory areas shall be supplied with 100% outdoor air and shall be exhausted. Supply air rates shall be based on sensible cooling load, minimum dilution ventilation requirements, and/or exhaust air requirements, whichever is greatest

         Outdoor air supply rates for other areas shall be based on minimum dilution ventilation requirements for occupant comfort, occupant density, pressurization criteria, and/or exhaust air requirements. Outdoor air shall be provided at a minimum rate of 20 cubic feet per minute (CFM) per person or 0.2 CFM per square foot, whichever is greater.


         Air Motion Criteria

         The Room Data Sheets at the end of this section list the recommended minimum room air motion for human comfort in occupied air conditioned spaces, or for dilution or removal of odors. The tables list these quantities in air changes per hour (ACPH) based on total airflow through each type of space. In variable air volume conditioned areas, air motion and ventilation rates may fall below these rates under part load conditions.


         Pressurization Criteria

         To control the migration of odors and contaminant, all systems shall be designed to attain desirable pressure levels within the rooms relative to all adjacent areas. Refer to the Room Data Sheets for individual room pressure requirements. In general, the following guidelines will apply:

         .   Laboratories will be under negative pressure relative to adjacent areas.

         .   The White Laboratory will be under positive pressure relative to adjacent areas.

         .   Exterior zones will generally be under positive pressure relative to the outdoors.

         If the laboratory air system design permits a reduction in airflow during "unoccupied" hours, the relative directions of airflow between spaces will remain consistent with "occupied" operation.

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         Filtration Criteria

         Air handling units serving laboratory and lab support areas shall supply air through 30% ASHRAE efficient prefilters and, as a minimum, 85% ASHRAE efficient afterfilters. Exhaust air subject to contamination by potentially hazardous gases or particulate materials shall be filtered through high efficiency particulate air (HEPA) filters, activated carbon filters or fume scrubbers prior to discharge to the atmosphere. (Note: To date, Owner has not identified any requirements for special exhaust air filtration or scrubbing).

         Air handling units serving administrative office areas shall supply air through 30% ASHRAE efficient prefilters.

         Units serving mechanical and electrical equipment rooms shall supply air through 30% ASHRAE efficient filters.


         Acoustical Criteria

         The following noise criteria will be used in the mechanical design of the spaces identified. These NC ratings do not take into account any noise generated by operating machinery or activities planned within the space. Where applicable, air silencers will be used.

                 Space                                       Design NC Rating
                 -----                                       ----------------

                 Laboratories                                NC-55
                 General Offices                             NC-40
                 Conference Rooms                            NC-35



         Environmental Control Zone Criteria

         In general, individual thermostat control shall be provided for each laboratory. During occupied hours, minimum air change rates shall be maintained. Room temperature control shall be accomplished by modulating a terminal reheat coil control valve via a wall-mounted thermostat Exhaust airflow shall exceed supply airflow to assure negative pressure within the laboratories relative to adjacent spaces.

         Moisture addition required for relative humidity control shall be provided at the central station air handling units and shall satisfy the requirements for the majority of space served. No individual room humidity control shall be provided. During unoccupied hours, supply and exhaust airflows may be reduced provided that negative room pressure is maintained within the laboratories.


         Building Operating Schedule

                  Offices           10 hrs./day      5 days/week

                  Laboratories      10 hrs./day      5 days/week

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         Supply and exhaust air quantities may be reduced in non-critical areas during unoccupied periods.

         Space pressurization criteria must be maintained and space conditions must remain between 65-85(degree)F.


         Fume and Exhaust Hood Criteria

         In general, fume hood design criteria shall be based on achieving 0.10 ppm control level as tested per ASHRAE Standard 110-1985, Method of Testing
                                                          -----------------
Performance of Laboratory Fume Hoods. Fume hood face velocity shall be based on
------------------------------------
the guidelines established by the American Conference of Governmental Industrial Hygienists (ACGIH) in the 20th edition of Industrial Ventilation which
                                          ----------------------
recommends an average face velocity of 100 feet per minute (FPM) for all fume hood applications, provided that hoods are located in low traffic areas away from doors and trafficways, and that no equipment in the hood is closer than six inches to the face of the hood.

         Bench hoods will feature a vertical or combination sash configuration. Supply and exhaust systems shall be designed to achieve an average face velocity of 100 FPM with the sash half open.

         All constant volume fume hoods shall come equipped with self-contained bypass make-up air controls. Each fume hood shall be equipped with a visual and/or audible alarm device to detect low face velocity. Biological safety cabinets shall be Class II, Type B3 in accordance with the National Sanitation Foundation (NSF) Standard 49. Biological safety cabinets shall be designed for an average face velocity of 100 FPM, or per manufacturer's recommendations. Flammable storage cabinets (if required) in laboratories shall be vented to the outdoors through a direct connection to the exhaust system or through fume hoods located above the cabinets.


         Air Distribution Criteria

         All ductwork construction shall be based on SMACNA duct pressure classification. Exposed supply air ductwork in laboratories shall be constructed of stainless steel. All other supply ductwork shall be galvanized steel. -

         General room exhaust ductwork shall be constructed of galvanized steel with the following exceptions:

         . Fume hood exhaust 304L stainless steel.

         . Flammable room exhaust - 304L stainless steel for corrosive solvents (if applicable).

         . Moisture laden exhaust - 316L stainless steel (if applicable).

         Fume hood exhaust fans shall be AMCA Type B spark resistant construction. Fume hood exhaust discharge shall be at the highest elevation of the building. Outdoor air intakes and exhaust discharges shall be located to minimize cross-contamination potential in this and other buildings. The discharge shall be directed vertically upward at a minimum velocity of 3000 FPM
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during occupied hours. The discharge nozzle shall be high enough to exit effluents into the dilution wake zone as determined in a wind wake analysis.

         Future Expansion Criteria

         Laboratory HVAC equipment sizes listed in Appendix A have no allowance for future expansion. In order to make provisions to add four (4) fume hoods to Laboratory 63 and expand the new biology laboratory to include five (5) additional fume hoods, the. new laboratory HVAC system capacity will have to be increased. The anticipated increase in air flow quantity as a result of the above mentioned fume hood additions will be approximately 10,000 cfm. The following system components will require an increase in size: air handling unit, exhaust fans, chiller, steam boiler and hot water generating equipment, pumps, and all of their related appurtenances (i.e. piping, ductwork, electrical services, etc.). Appendix B represents equipment sizes which allow for the future fume hood additions.

         SYSTEMS DESCRIPTION

         Heating Systems

         A new packaged, gas-fired, steel, Scotch-type horizontal fire-tube boiler, located within the new Mechanical Equipment Room, will generate low pressure (15 psig) steam for air handling unit preheat coils and humidification.

         Low pressure condensate from preheat coils and humidifiers will be returned to the boiler feed unit located in the Mechanical Equipment Room.

         Laboratory supply air terminals will use hot water coils to reheat conditioned supply air to maintain minimum space temperature. Two options were considered for hot water generation. In option 1, two (2) gas-fired, finned copper water-tube boilers, each sized for 50% of the peak demand, will generate hot water for reheat coils. Each boiler will come equipped with a two-stage gas valve, resulting in a four-stage system.

         In option 2, two (2) shell and tube heat exchangers, each sized for 50% of the peak demand, will use low pressure (15 psig) steam to generate hot water for reheat systems. Each heat exchanger will incorporate a parallel control valve arrangement to provide more accurate control at part-load conditions and assure that steam is available during valve maintenance or failure. This design will require an increase in the steam boiler output of approximately 40%. This design will also allow the interconnection of the new and existing steam boilers which will provide added reliability should one of the boilers fail.

         In either option two (2) constant speed hot water pumps (one active; one standby) will circulate constant temperature hot water to laboratory supply air reheat coils. Two-way control valves will modulate hot water flow to maintain space temperature. Pressure relief valves controlled by a differential pressure sensor located at the most hydraulically remote terminals will bypass water during reduced load periods.
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         Heat Exchanger Design (Option 2):

         Advantages:
         ----------

         .        The. heat exchangers will require less maintenance than the hot water boilers.

         Disadvantages:
         -------------

 .        Higher operating costs due to the fact that the large steam boiler will have to be operational during the spring and summer seasons to provide hot water for reheat


 .        Because the boiler will have to be capable to modulate down to low loads (possibly 10%) the equipment costs, hence installation costs, will be higher.

         Recommendations:
         ---------------

 .        It is recommended that the boiler method for generating hot water be installed in the new addition because of the economic gains associated with the lower operating and installation costs.



         Cooling Systems

         Laboratory air handling unit cooling coils will use a 30% propylene glycol/water solution. The propylene glycol solution affords a high degree of reliability and maximum freeze protection for 100% outdoor air systems.

         Constant speed centrifugal pumps located in the Mechanical Equipment Room will circulate (42(degree) F) chilled water from a pad-mounted air-cooled chiller located adjacent to the building to rooftop air handling units.

         The system will include one (1) nominal 130-ton air-cooled water chiller sized for 100% of the peak demand. The new water chiller will be an R-22 packaged electric motor driven reciprocating vapor compression chiller, with solenoid-actuated control valves for capacity control. The new chiller Will include hot gas bypass for low load stability and factory designed microprocessor based controls tied to the building automation control system for performance monitoring.

         The new water chiller will have constant flow evaporator flow rate. The evaporator flow rate will be 2 gpm/ton of rated cooling capacity.

         The chiller will be started and stopped locally or remotely, through the Facility Management System (FMS), but not without operator confirmation. The plant automation controls will start the chilled water pump associated with each chiller, and modulate the chilled water flow control valves during chiller operation.

         Two chilled water operating sequences are possible. In option 1, the base design, the new chiller will serve as a stand-alone system for the new expansion. This system is comprised of one
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(I) packaged air-cooled chiller and two (2) constant speed primary chilled water circulating pumps (one active; one standby).

         In option 2, the new and the existing chillers will operate in parallel. This configuration will match the number of chillers (compressors) operating to the laboratory cooling load requirements. For example, during periods of reduced cooling load which occur during mild outdoor air temperatures or during a reduction in the laboratory fume hood exhaust and supply air flow, only one chiller will be required to operate. Upon an increase in chilled water demand, both chillers will operate. In addition, piping the chillers in parallel will afford added reliability by allowing selected laboratories to remain in operation should one of the chillers fail. This design includes one (1) packaged air-cooled chiller, one (1) constant speed primary chilled water circulating pump, and two (2) constant speed chilled water booster pumps.


         Parallel Chiller Design (Option 1):

         Advantages:
         ----------

 .        Improves chilled water efficiency during off peak cooling load conditions resulting in lower energy costs.

 .        Provides partial backup of chilled water generation capability In the event of a failure of any one chiller.

         Disadvantages:
         -------------

 .        Higher installation costs, as compared to the base chiller design. This is due to the additional chilled water piping, an extra primary chilled water pump and some added automatic temperature control work.

 .        May have a impact on lab operations due to the fact that the existing chilled water system will need to be shut down in order to complete the necessary piping tie-ins and control work. This will depend on what time of the year the tie-ins are done (i.e. spring / summer or fall / winter).

         Recommendations:
         ---------------

 .        Because of the factors of added reliability and higher operating efficiencies, the installation of the new chiller in parallel with the existing chiller is recommended.


         Air Handling Systems

         Office and Office Support Areas:

         All administrative office and office support systems will be single-zoned, constant volume. Air handling system will be a single-package, rooftop-mounted, combination air-to-air direct-expansion (DX) cooling system and gas-fired heating system, complete with automatic controls.
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         In the unoccupied mode, the FMS will deenergize the air conditioning unit

         When the outdoor air temperature is lower than the return air temperature the economizer will control the air handling unit to use up to 100% outdoor air to minimize the load. Coupled with each unit will be a centrifugal return or relief air fan.

         Laboratory Areas:

         The laboratory air handling system will be 100% outdoor air, variable-air-volume terminal reheat The air handling unit will provide constant 550 F temperature air to air terminals. A pressure independent variable-air-volume terminal will deliver a varying airflow to the laboratory areas. A room thermostat will modulate a two-way terminal reheat coil control valve to maintain room temperature set point Exhaust airflow will exceed supply airflow to assure negative pressure within the space relative to adjacent corridors to prevent particulate, fume and odor migration from laboratories and pilot plant areas to adjacent spaces. In the unoccupied mode, supply and exhaust airflows may be reduced by indexing the supply and exhaust terminal boxes to a lower setting. Settings will assure that the system maintains negative room pressure within the space during unoccupied periods.

         Each laboratory will be provided with a dedicated variable-air-volume supply air terminal with a hot water reheat coil. Each fume hood will be provided with a dedicated variable-air-volume exhaust air terminal.

         Moisture addition (steam injection) required for relative humidity control will be provided at the air handling unit and will satisfy the requirements for the majority of spaces served. No individual room humidity control will be provided.

         A variable-air-volume, draw-through air handling unit will service the laboratory space and will include the following components:

         1.       Outdoor air dampers

         2.       Prefilters - 30% efficient

         3.       Final Filters - 85% efficient

         4.       Access section

         5.       Steam integral face and bypass (IFB) preheat coil

         6.       Access section

         7.       Glycol/chilled water cooling coil

         8.       Centrifugal supply fan with variable inlet vanes

         9.       Sound attenuator (located in supply ductwork)
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         10.      Airflow measuring station (located in supply ductwork)

         11.      Humidifier (located in supply ductwork)

         Coupled with the unit will be a centrifugal exhaust fan(s) with variable inlet vanes.

         Night setback will be used to reduce the airflow to approximately 50% for energy savings, however, pressure differentials will be maintained 24 hours a day.

         Mechanical/Electrical Equipment Room Heating and Ventilating System:

         Heating and ventilating units and exhaust fans will provide ventilation in mechanical/electrical equipment rooms.


         Control System

         General:

         Each office air conditioning unit shall include a stand alone automatic temperature control system factory installed by the air conditioning unit manufacturer. The laboratory control system shall be an extension of the existing Facility Management System (EMS) and the Phoenix Controls laboratory airflow control system defined as follows:

         Scope:

         The requirements of the laboratory control system will include the design of a complete stand alone, automated temperature control system made up of distributed digital controllers (DiDC) networked together to provide automated control and monitoring of various mechanical and electrical equipment. The EMS controllers will be electronic, with the majority of control devices (dampers and valves) being pneumatically actuated. Each DiDC will include all hardware, software, signal conditioning and termination devices to provide full monitoring and control. All controllers will be furnished with emergency power from dedicated emergency power panels.

         Networked controllers will be connected by a communication data highway. Each DiDC will be capable of peer-to-peer communication for sharing of point status and value information.

         Communication from one DiDC to another will not depend on a central host computer. The optimum system architecture will be configured during the design development.

         Where required, electronic-to-pneumatic (EIP) interface panels shall be provided adjacent to each DiDC. This panel will contain all l/P, PIT transducers, solenoid valves, pressure gauges, as well as interfacing relays.

         Installation requirements of this project with respect to the FMS will require a complete turnkey approach with selected contractor.

         System Requirements:
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         The application of electronic distributed digital control and pneumatic control loops for the main HVAC systems and associated areas served are as follows:

         Laboratory air handling unit (AHU) and associated exhaust fan(s) will be controlled by a dedicated DiDC. Typical parameters to be controlled and monitored include temperature, humidity, airflow/pressurization, start-stop, safety shutdown (low temperature, high static and fire alarm interface).

         General Zone Control: Laboratories, offices, and support areas will be controlled by traditional pneumatic controls with an alternate to evaluate electronic DDC control.

         The FMS will control and/or monitor the following equipment

         .        Air handling unit and exhaust fans

         .        Water chiller(s)

         .        Steam to water heat exchangers

         .        Pumps

         .        Airflow/pressurization control

         .        Miscellaneous: to be defined

         AHU duct airflow/pressure control shall be performed and integrated with the FMS. All components for this control (airflow stations, differential pressure transmitters and probes) will be electronic devices.

         Air Distribution Systems:

         Preheat, cooling and primary humidification control shall be provided for the laboratory air handling system. Supply or exhaust system duct pressure or airflow shall be controlled by the FMS via variable inlet vanes.

         Exhaust fans shall have isolation dampers with end switches to be hardwired to fan starter in order to prevent fan from operating when damper is closed.

         Laboratory air handling unit and associated exhaust fans will be interlocked via software within DIDC. The FMS will perform automated system startup. Hardwire control interlocks are necessary for all safety devices (freeze-thermostat, smoke detection, high static pressure, and damper end switches).

         Note: The EMS shall provide sequential startup of systems for demand control upon return of utility power after a power failure. The FMS will also provide prioritized startup of systems designated to operate on emergency power.

         Control Devices:
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         All temperature sensing for the HVAC systems will be accomplished using either electronic RTD sensors with transmitters (critical areas) or thermistors (non-critical areas).

         Duct-mounted electronic relative humidity sensors will be used to control AHU discharge humidification. A pneumatic high limit safety will be incorporated to prevent supersaturation of the air.

         Steam control valves at heat exchangers will be industrial quality. Cooling coil, reheat and preheat valves will be commercial grade. Reheat control valves applied to the laboratories, and office areas will be commercial grade.

         Flange type tow leakage dampers will be specified for all applications.

         A centralized compressed air system will be provided in the Mechanical Equipment Room along with a central refrigerated drier system.

         Temperature Control Zones:

         The following spaces will receive individual thermostatic control:
         Laboratories, main conference room, mechanical equipment rooms, and any other spaces with equipment load equivalent of 5 watts per square foot or greater which may vary independently with time and usage.

         Offices shall be grouped wherever possible for optimizing quantity of individual thermostatic controlled rooms. Perimeter office and support areas will be grouped by orientation exposure under one thermostatic control zone for an area no greater than 750 sq. ft. Interior office and support areas will be grouped under one thermostatic control zone for an area not greater than 1,500 sq. ft. -

         Temperature/Air Quantity Setback: This will be provided for various laboratory, conference and office areas identified in the design development process.